EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:

Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555
Jointly Administered
Debtors.

QUARTERLY FINANCIAL REPORT

AS OF OCTOBER 1, 2015

BALANCE SHEETS, MANAGEMENT’S DISCUSSION AND ANALYSIS,

ACCOMPANYING SCHEDULES,

AND POST-EIGHTH DISTRIBUTION CASH FLOW ESTIMATES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o MICHAEL S. LETO, CHIEF FINANCIAL OFFICER
1271 AVENUE OF THE AMERICAS
40th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o JACQUELINE MARCUS, GARRETT A. FAIL
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: December 22, 2015

Quarterly Financial Report as of October 1, 2015 (Unaudited)

QUESTIONS

The Company has established an email address to receive questions from readers regarding this presentation and its other financial disclosures. The Company plans to review questions received, and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome relative to the value of information requested, the Company shall endeavor to post a response (maintaining the anonymity of the originators of the questions). The Company assumes no obligation to respond to email inquiries.

Please email questions, with document references as relevant, to:

QUESTIONS@lehmanholdings.com

The Company’s previously posted responses can be found on the Epiq website maintained for the Company:

www.lehman-docket.com under Key Documents

Quarterly Financial Report as of October 1, 2015 (Unaudited)

I. Schedule of Debtors

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on the dates indicated below. On December 6, 2011, the Bankruptcy Court confirmed the Modified Third Amended Joint Chapter 11 Plan of Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc.(“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l (“Lux Resi”)	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

Quarterly Financial Report as of October 1, 2015 (Unaudited)

II. Notes to the Balance Sheets and Management’s Discussion & Analysis

Note 1 – Basis of Presentation

Objectives

On the Effective Date, the Plan became effective and the Debtors emerged from bankruptcy with a new Board of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objectives of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Plan Administrator has made and expects to continue to make semi-annual distributions to creditors of Debtors, with each entity subject to review at each distribution date.

Basis of Presentation

The information and data included in the Quarterly Financial Report, including the Balance Sheets, Notes to the Balance Sheets, Management’s Discussion and Analysis (“MD&A”), Accompanying Schedules and the Post-Eighth Distribution Cash Flow Estimates (the “Post-D8 Cash Flow Estimates”) (collectively, the “Quarterly Financial Report”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company” or “Controlled Affiliates”). The term “Debtor-Controlled Entities” refers to those entities that are directly or indirectly controlled by LBHI and have not filed for protection under Chapter 11 of the Bankruptcy Code. Debtor-Controlled Entities excludes, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (in administration) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) that were not managed or controlled by a Debtor as of the Effective Date and are under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act (collectively, “Non-Controlled Affiliates”).

LBHI (on September 15, 2008) and certain other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors.”

The Company has prepared the Quarterly Financial Report based on the information available to the Company at the date of filing; however, such information may be incomplete and may be materially deficient. Material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of allowed creditors’ claims. Accordingly, the Quarterly Financial Report is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

In preparing the Quarterly Financial Report, the Company made various estimates and assumptions based on information available to the Company. As such, this report contains forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Accordingly, the financial information herein is subject to change and any such change may be material.

The Quarterly Financial Report should be read in conjunction with the Company’s previous filings, including Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”), and the Plan and related Disclosure Statement (the “Disclosure Statement”) dated August 31, 2011, and other documents filed after the Commencement Dates with various regulatory agencies or the Bankruptcy Court by LBHI, other Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 1 – Basis of Presentation (continued)

The Quarterly Financial Report:

•	Reflects activities through October 1, 2015, including the eighth Plan distribution (“D8”);

•	Is not audited nor prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	Does not reflect period-end adjustments, including accruals;

•	Includes certain items that remain under continuing review by the Company and may be accounted for differently in future Quarterly Financial Reports.

Trends and Uncertainties

The Company owns real estate, private equity investments, loans, derivative contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

Note 2 – Use of Estimates

In preparing the Quarterly Financial Report, the Company utilizes various estimates that affect reported amounts and disclosures. For example, estimates are used to determine expected recoverable amounts from certain financial instruments and other assets, and to establish claims amounts and various reserves.

Estimates are based on available information and judgment. As more information becomes available to the Company, including the outcome of various negotiations and litigations, the Company may revise estimates accordingly.

Note 3 – Cash and Short-Term Investments

Cash and short-term investments include:

•	demand deposits;

•	interest-bearing deposits with banks;

•	U.S. and foreign money-market funds;

•	U.S. government obligations;

•	U.S. government guaranteed securities;

•	investment grade corporate bonds and commercial paper; and

•	AAA-rated asset-backed securities secured by auto loans and credit card receivables.

The majority of the Company’s short-term investments mature by December 31, 2015.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of October 1, 2015:

							Total Debtors and Debtor- Controlled Entities
	Debtors					Debtor- Controlled Entities

($ in millions)	LBHI	LBSF	LCPI	Other	Total
Reserves for Claims:
Disputed unsecured claims (1)	$1,167	$1,006	$16	$291	$2,480	$—	$2,480
Tax claims (2)	0	25	—	4	29	—	29
Distributions on Allowed Claims (not remitted) (3)	90	0	0	0	91	—	91
Secured, Admin, Priority Claims and Other	64	27	13	20	123	—	123

Subtotal, Claims Reserves	1,321	1,058	29	315	2,723	—	2,723
Cash pledged to JPMorgan (CDA) (4)	76	—	—	—	76	—	76
Citigroup and HSBC (5)	2,034	—	—	—	2,034	—	2,034
Other (6)	179	1	0	25	205	77	282

Total	$3,611	$1,059	$30	$339	$5,038	$77	$5,115

Totals may not foot due to rounding.

(1)	Represents the cash reserve for the principal amount of disputed unsecured claims subsequent to the eighth Plan distribution on October 1, 2015. Amounts of claim reserves at LBSF and LBCC exclude amounts invested in loans to LBHI in the amount of $859 million and $125 million, respectively (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets).

(2)	The $29 million reserved at LBSF and LBCC represents the cash reserve for non-income tax issues.

(3)	Includes (i) $73 million related to the Office of Foreign Asset Control (“OFAC”) and (ii) $18 million related to other open items.

(4)	Represents cash deposited into accounts by LBHI and pledged to JP Morgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM, effective March 31, 2010. The release of this cash is pending resolution of, among other items, certain clearance and derivative exposures.

(5)	Represents cash deposited prior to the Commencement Date by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. (“Citigroup”) ($2,007 million) and HSBC Bank PLC (“HSBC”) ($27 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties, because these institutions have asserted claims. The Company is in discussions with HSBC and commenced litigation against Citigroup regarding these deposits.

(6)	Includes: (i) $89 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $55 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), and (iii) $138 million of various miscellaneous items.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are reported at estimated “recovery values,” which are determined by utilizing market prices, certain assumptions, estimates and/or pricing models to estimate future undiscounted cash flows.

The table below presents recovery values as of October 1, 2015 by asset portfolio, and the changes in recovery values since the previously filed Quarterly Financial Report as of June 30, 2015:

		(Activity 07/01/15- 10/01/15)
$ in millions	Inventory as of June 30, 2015	Transfers and Reclassifications	Recovery Value Change (1)	Cash Activities (2)	Inventory as of October 1, 2015
Commercial Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$60	$—	$1	$(1)	$61
Lehman Commercial Paper Inc.	232	—	(0)	(6)	225

Subtotal Debtors	292	—	1	(7)	287
Debtor-Controlled	548	—	(48)	(95)	404

Total Commercial Real Estate	840	—	(47)	(102)	690

Loans and Residential Real Estate
Debtors:
Lehman Brothers Holdings Inc.	73	—	(1)	(5)	67
Lehman Brothers Special Financing Inc.	0	—	(0)	(0)	—
Lehman Commercial Paper Inc.	69	—	22	(17)	74

Subtotal Debtors	143	—	21	(23)	140
Debtor-Controlled	43	—	1	(1)	43

Total Loans and Residential Real Estate	185	—	22	(24)	183

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	3	—	0	(3)	1
Lehman Commercial Paper Inc.	36	—	8	(41)	3

Subtotal Debtors	39	—	8	(44)	4
Debtor-Controlled	1,382	—	19	(14)	1,387

Total Private Equity / Principal Investments	1,422	—	27	(58)	1,391

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	249	(1)	(16)	(78)	154
Lehman Brothers Commodity Services Inc.	0	—	0	—	0
Lehman Brothers Commercial Corp.	4	—	—	—	4
Other Debtors	33	—	(0)	(6)	27

Subtotal Debtors	286	(1)	(16)	(84)	185
Debtor-Controlled	9	—	(0)	(8)	1

Total Derivative Receivables and Related Assets	295	(1)	(16)	(92)	186

Totals	$2,742	$(1)	$(14)	$(276)	$2,450

(1)	Represents adjustments to recovery values based on changes in market prices, assumptions and/or estimates which, in the Company’s judgment, impact the Company’s recoverable value on the underlying assets.
(2)	Cash activities are presented net of disbursements. Amounts may differ from previously filed Schedules of Cash Receipts and Disbursements mainly due to timing and classification differences. Cash activities related to Derivative Receivables and Related Assets include collections on open and terminated trades, net of hedging activities.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments.

The Company utilizes various pricing models to determine the recovery values of assets within the Commercial Real Estate portfolio. These pricing models often incorporate current market prices, estimated future cash flows net of obligations to third parties, brokers’ opinions of value and third party analyses.

As of October 1, 2015, the Company estimated the aggregate remaining recovery value for the Commercial Real Estate portfolio at $690 million. Between June 30 and October 1, 2015, the Company:

•	monetized $118 million of inventory, primarily from the sale of various assets at Property Asset Management Inc. of $50 million and PAMI Holdings LLC of $30 million;

•	incurred $16 million of non-operating costs, primarily for asset improvements and/or transaction-related costs; and

•	decreased the estimated recovery value for the portfolio by $47 million, primarily due to market-related adjustments to certain land assets.

Loans and Residential Real Estate

The Loans and Residential Real Estate portfolio includes commercial term loans with fixed maturity dates, corporate equity securities, residential whole loans and residential mortgage-backed securities.

The Company utilizes internal pricing models, which incorporate current market prices and historical and estimated future cash flows, to determine the recovery values of loans. Recovery values for mortgage-backed securities are based primarily on third-party valuation analyses, which generally include market prices for similar assets and various pricing assumptions.

Loans and Residential Real Estate (continued)

Potential litigation recoveries related to indemnity claims against third parties transferred to LBHI pursuant to the Fannie Mae and Freddie Mac Agreements are excluded from recovery values, as litigation outcomes are highly uncertain and contingent upon various legal factors outside of the Company’s control.

As of October 1, 2015, the Company estimated the aggregate remaining recovery value for the Loans and Residential Real Estate portfolio at $183 million. Between June 30 and October 1, 2015, the Company:

•	monetized $24 million of inventory; and

•	increased the estimated recovery value for the portfolio by $22 million.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies, and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds.

Recovery values for private equity / principal investments and general partner interests are based on comparable trading and transaction multiples, period end publicly quoted prices, and estimated future cash flows. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Recovery value may be impacted for those positions that are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Private Equity / Principal Investments (continued)

As of October 1, 2015, the Company estimated the aggregate remaining recovery value for the Private Equity / Principal Investments portfolio at $1,391 million. Between June 30 and October 1, 2015, the Company:

•	monetized $58 million of inventory, including $41 million from the repayment of a loan to Petroleum Realty Corporation; and

•	increased the estimated recovery value for the portfolio by $27 million.

Derivative Assets and Derivatives Liabilities

Derivative assets and Derivative liabilities represent amounts due from/to counterparties related to matured, terminated and open trades, and are recorded at expected recovery/claim amounts, net of cash and securities collateral.

The Company’s estimated recovery values for Derivative assets and claim amounts are determined using internal and third party valuation models and data sources, internal assessments, valuation assumptions asserted by counterparties, certain assumptions regarding contract provisions, and management judgment.

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 – Legal Proceedings, estimated recoveries are recorded at zero unless one of the following conditions are met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the recovery value is recorded at the agreed amount; or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Balance Sheets reflect estimated recovery values at the value locked in.

Derivative claims are recorded in Liabilities Subject to Compromise as follows:

(i)	Resolved claims are recorded at values agreed by the Company; and

(ii)	Unresolved claims are recorded at amounts estimated to be allowed by the Company.

Derivative claims recorded by LBSF include: (i) JPM claims transferred to LBHI pursuant to the CDA (see Note 6 for further detail), and (ii) LBSF’s obligations under the RACERS swaps.

The Company continues to review amounts recorded for Derivative assets and liabilities. As the Company obtains further clarity on ultimate recovery values and/or claim amounts, including the results of negotiations with third parties and litigation settlements, the Company may record adjustments, which may be material, in future balance sheets.

As of October 1, 2015, the Company estimated the aggregate remaining recovery value for the Derivatives portfolio at $186 million. Between June 30 and October 1, 2015, the Company:

•	collected $92 from mediations and other settlements related to special purpose vehicles and with various other counterparties; and

•	decreased the estimated recovery value for the portfolio by $16 million, primarily driven by settlements with certain counterparties.

As of October 1, 2015, the Company estimated aggregate Derivative liabilities, before any distributions, at $25.0 billion.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 5 – Financial Instruments and Other Inventory Positions (continued)

Hedging Programs

The Company conducts hedging programs to protect (i) against the loss of value of a portion of certain foreign affiliate receivables, real estate assets, and derivatives due to fluctuations in foreign exchange rates, and (ii) the value of certain derivatives transactions that have not been terminated by counterparties. As of October 1, 2015, the Company’s currency hedging program included hedges against movements in the Euro, British pound, and Swiss franc, primarily related to certain foreign currency exposures in Receivables from Non-Controlled Affiliates. Total notional amounts hedged related to Receivables from Non-Controlled Affiliates were approximately €824 million, £959 million, and CHF 222 million.

As of October 1, 2015, the cash posted as collateral, net of gain or losses on hedging positions, for Derivatives hedging activities of approximately $13 million and the Company’s foreign currency hedging program of $139 million is reflected on the Company’s Balance Sheets in “Derivatives Receivables and Related Assets” and “Receivables from Controlled Affiliates and Other Assets,” respectively.

Note 6 – Subrogated Receivables from Affiliates and Third Parties

JPMorgan Collateral Disposition Agreement

The Company and JPM entered into a Collateral Disposition Agreement effective March 31, 2010, which provided for, among other items:

•	Provisional settlement of JPM’s claims against the Debtors; and

•	LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Debtor-Controlled Entities and Non-Controlled Affiliates.

In accordance with the LBI Settlement Agreement, which was effective June 2013 between LBHI and certain other Debtors and Debtor-Controlled Entities and LBI, LBI waived any rights to any proceeds from the collateral held by JPM that was transferred to LBHI.

As of October 1, 2015, the “Subrogated Receivables from Affiliates and Third Parties” balance of approximately $2.0 billion primarily consisted of receivables from LBSF of $1.64 billion, LBCC of $125 million, Lehman Brothers Holdings Japan Inc. of $62 million, Lehman Brothers Finance S.A. of $40 million, Real Estate Private Equity Inc. of $19 million, and other of approximately $108 million.

The ultimate recovery by LBHI on its subrogated receivables will be determined by a number of factors, including (i) the resolution of the derivatives claim JPM asserted against LBSF, LBCC and LBHI, and (ii) the resolution of other litigation matters with JPM. Consequently, LBHI’s ultimate recoveries may be materially less than the $2.0 billion of subrogated receivables recorded on the Balance Sheets herein.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets

Receivables from Debtors and Debtor-Controlled Entities and Other Assets includes: (i) $3.1 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding liabilities reflected in Payables to Debtors and Debtor-Controlled Entities and Other Liabilities, and (ii) $420 million of other assets.

The following table summarizes the main components of Receivables from Debtors and Debtor-Controlled Entities and Other Assets as of October 1, 2015:

							Total Debtors
	Debtors					Debtor-	and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$300	$—	$—	$300	$—	$300
Secured Notes (2)	—	—	859	970	1,828	75	1,903
PIK Notes (3)	4	—	4	31	39	—	39
Fundings and other activities (4)	249	42	0	8	298	551	849

Receivables from Debtors and Debtor-Controlled Entities	253	342	863	1,008	2,466	626	3,091

Receivable related to Fenway (5)	92	—	—	—	92	—	92
Affiliate Claims (6)	134	1	27	1	163	0	163
Collateral Posted on Hedges	134	5	—	—	139	—	139
Other	7	1	0	0	8	17	25

Total Other Assets	367	7	27	1	403	18	420

Total Receivables from Debtors and Debtor-Controlled Entities and Other Assets	$620	$349	$890	$1,010	$2,868	$643	$3,512

(1)	Represents Private Equity/Principal Investment assets encumbered by LB I Group Inc. for the benefit of LCPI.

(2)	Includes (i) loans from LOTC of $540 million, LBCC of $95 million and a Debtor-Controlled Entity of $75 million to LBHI, secured by LBHI assets; (ii) loans from LBFP to LCPI and LBSF of $200 million and $10 million, respectively, secured by LCPI and LBSF assets; and (iii) investments of $859 million and $125 million of LBSF’s and LBCC’s cash reserves for disputed claims, respectively, in secured notes issued by LBHI.

(3)	Represents the remaining portions of the PIK Notes, net of distributions through October 1, 2015, issued by Lehman ALI Inc. (“ALI”) to LOTC, LBSF, and LBHI.

(4)	Includes (i) $226 million related to promissory notes issued by LBHI to certain Debtor-Controlled Entities, of which LBHI is the ultimate economic beneficiary; (ii) $194 million primarily related to fundings (e.g. capital calls) by LBHI and cost allocations; (iii) $190 million of cash collections at LCPI for the benefit of certain Debtor-Controlled Entities, of which LCPI is the ultimate economic beneficiary; and (iv) $55 million at LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370].

(5)	Represents unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in Section 6.5(h) of the Plan, net of $138 million of payments received by LBHI as a result of Plan distributions.

(6)	Includes (i) $81 million of affiliate claims acquired through settlements with third parties valued at estimated recoveries, net of distributions; and (ii) $82 million from a total return swap related to future distributions on LBI claims held by LBHI; LBHI recorded an offsetting payable of $82 million in Payables to Controlled Affiliates and other liabilities.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 7 – Receivables from Debtors and Debtor-Controlled Entities and Other Assets (continued)

Cost Allocations

Expenses related to obligations for certain administrative services and bankruptcy related costs are generally paid by LBHI then allocated to Debtor and Debtor-Controlled Entities with material remaining inventory and/or unresolved claims. A revised methodology for allocating expenses was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”). The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)	Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)	Costs attributable to the support and management of specific asset and claim portfolios, such as asset management and claim staff, professional fees and technology costs to support the asset and claim portfolios, are allocated among legal entities based on the (a) pro rata ownership of inventory within each asset portfolio and (b) pro rata claims for certain claim categories;

(iii)	Costs associated with general claims mitigation, distributions, and other bankruptcy-related activities are allocated among Debtors based on outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated among legal entities based on a combination of outstanding unresolved claims, pro rata ownership of inventory, and net cash receipts.

The Company continually reviews the methodology for allocating costs, and adjustments are reflected in the Balance Sheets.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 8 – Investments in Affiliates

Investments in Debtor-Controlled Entities are recorded in the Balance Sheets at book values. Investments in Debtor-Controlled Entities that have incurred cumulative net operating losses in excess of capital contributions are shown as negative amounts.

The earnings or losses of (i) Debtors owned by other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of ALI), and (ii) Debtor-Controlled Entities owned by Debtors (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets, and as a result, Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once.

Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets herein.

Debtor-Controlled Entities – Aurora Commercial Corp.

The investment in Aurora Commercial Corp. (formerly known as Aurora Bank FSB) (“Aurora”), a wholly-owned subsidiary of Lehman Brothers Bancorp Inc. (“LBB”), which is a wholly owned subsidiary of LBHI, is reflected in LBB’s Balance Sheets on a consolidated basis.

Aurora is a party to various litigation matters, primarily matters in which various counterparties have asserted claims against Aurora arising out of Aurora’s mortgage servicing operations. Aurora establishes accruals for loss contingencies as it becomes probable that a loss will be incurred and the amount of that loss can be estimated.

In connection with various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with the terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets.

The ultimate recovery value for Aurora, which may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down, litigation and other potential liabilities, may be adjusted (including write-downs and write-offs) in future Balance Sheets.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of these entities in their local jurisdictions.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables related to transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”), and (ii) payables by Debtor-Controlled Entities to Debtors and Non-Controlled Affiliates. Certain balances are reflected in “Due from” and “Due to” as a result of the assignments of claims against the Debtor and therefore are not netted.

Due from/to Affiliates are recorded in the Balance Sheets at book values, and where applicable, these balances are recorded net of cash distributions. The Balance Sheets do not reflect potential realization or collectability reserves for Due from Affiliates balances nor estimates of potential additional payables to Affiliates. As a result, adjustments (including write-downs and write-offs) to Due from/to Affiliates, which are material, will be recorded in future Balance Sheets. Refer to the Post-D8 Cash Flow Estimates herein for aggregate estimated recoveries on Due from Affiliates balances.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a)	Intercompany Balances Among Debtors and Debtor-Controlled Entities

The table below presents the Due from/to Debtors and Debtor-Controlled Entities balances as of October 1, 2015 and the related activity since the previously filed Quarterly Financial Report as of June 30, 2015:

		Activity 7/1/15 - 10/1/15
	As of June 30,	Cash	Cash	Claim	Plan Related	Debt	As of October
$ in millions	2015	Receipts (1)	Distributions (2)	Assignments	Adjustments	Forgiveness (3)	1, 2015
Due From Controlled
Debtors:
Lehman Brothers Holdings Inc.	$30,098	$(872)	$—	$12	$(2)	$(292)	$28,943
Lehman Commercial Paper Inc.	5,108	(87)	—	—	(0)	1	5,022
Lehman Brothers Special Financing Inc.	542	(31)	—	—	(4)	0	508
Other Debtors	734	(23)	—	—	(3)	(0)	708

Subtotal Debtors	36,482	(1,012)	—	12	(10)	(291)	35,181
Debtor-Controlled	4,531	(119)	—	(8)	(0)	(6)	4,398

Total	$41,013	$(1,131)	$—	$4	$(10)	$(297)	$39,579

Due To Controlled (4)
Debtors:
Lehman Brothers Holdings Inc.	$4,753	$—	$(127)	$(8)	$—	$(4)	$4,615
Lehman Commercial Paper Inc.	4,601	—	(458)	9	(9)	(2)	4,140
Lehman Brothers Special Financing Inc.	10,379	—	(35)	3	(1)	(0)	10,346
Other Debtors	918	—	(26)	—		(0)	892

Subtotal Debtors	20,651	—	(646)	4	(10)	(6)	19,994
Debtor-Controlled	13,120	—	(212)	—	—	(291)	12,616

Total	$33,771	$—	$(858)	$4	$(10)	$(297)	$32,610

(1)	Includes cash receipts, net of Plan Adjustments, related to D8.
(2)	Includes distributions on allowed claims related to D8 from Debtors and partial repayments on intercompany balances by Debtor-Controlled Entities to Debtors.
(3)	Includes debt forgiveness resulting from dissolution of Debtor-Controlled Entities, primarily L.B.A. YK of $290 million.
(4)	“Due to Debtors and Debtor-Controlled Entities” balances are reflected in Liabilities Subject to Compromise on the October 1, 2015 Balance Sheets.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a)	Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Debtors and Debtor-Controlled Entities for Debtors as of October 1, 2015:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Lehman Brothers Holdings Inc	$—	$—	$188	$(9,965)	$34	$(3,695)	$201	$(362)	$422	$(14,022)
LB Special Financing Inc	9,965	(188)	—	—	73	(255)	278	(25)	10,315	(468)
Lehman Commercial Paper Inc	3,695	(34)	255	(73)	—	—	162	(359)	4,112	(465)
LB Commodity Services Inc	100	(41)	—	(260)	—	(1)	—	(0)	100	(302)
LB Commercial Corporation	30	(15)	25	—	74	—	0	—	129	(15)
Structured Asset Securities Corp	223	—	0	—	—	(154)	—	—	223	(154)
Merit, LLC	—	(15)	—	(13)	198	—	—	—	198	(28)
LB OTC Derivatives Inc	0	(0)	0	—	—	—	—	—	0	(0)
Other Debtors	9	(130)	0	(5)	86	(6)	0	(0)	95	(141)
RACERS Claims (1)	959	—	—	—	—	—	—	—	959	—

Total Debtors	$14,981	$(422)	$468	$(10,315)	$465	$(4,112)	$641	$(746)	$16,555	$(15,596)
Lehman Ali Inc:
Lehman Ali Inc (PCO)	—	(2,542)	—	(0)	2,602	—	0	—	2,602	(2,543)
LB Pass-Through Securities Inc	176	—	—	—	93	—	—	—	269	—
LCPI Properties Inc	0	(513)	—	—	—	(0)	—	(0)	0	(513)
LB I Group Inc:									—	—
LB I Group Inc (PCO)	2,162	(29)	9	—	61	(1)	(0)	—	2,232	(30)
LB Offshore Partners Ltd	387	—	—	(0)	1	—	(0)	—	388	(0)
DL Mortgage Corp	—	(191)	0	—	772	—	—	—	772	(191)
314 Commonwealth Ave Inc:
314 Commonwealth Ave Inc (PCO)	873	(90)	—	(2)	—	—	—	(86)	873	(178)
LB U.K. Holdings (Delaware) Inc:
LB U.K. Holdings (Delaware) Inc (PCO)	191	(12)	—	—	—	—	—	—	191	(12)
Other:
Pami Ali LLC	1,815	(66)	1	—	847	(2)	—	(48)	2,662	(117)
Luxembourg Finance Sarl	844	—	28	—	—	—	67	—	939	—
Real Estate Private Equity Inc	600	—	—	—	—	—	—	—	600	—
Repe LBREP II Holdings, L.P.	220	—	—	—	—	—	—	—	220	—
LBHK Funding (Cayman) No.4	185	—	—	—	—	—	—	—	185	—
Lehman Brothers Global Services Inc.	69	—	—	(0)	—	(0)	—	(0)	69	(0)
LB Private Equity Advisers LLC	—	(89)	—	(0)	—	—	—	—	—	(90)
Lehman Investment Inc	—	(99)	—	(28)	148	—	—	—	148	(127)
Other	429	(560)	2	(1)	34	(25)	(0)	(11)	464	(597)
LB Re Financing No.1 Limited	6,010	—	—	—	—	—	—	—	6,010	—

Total Debtor-Controlled Entities	$13,962	$(4,192)	$40	$(32)	$4,557	$(28)	$67	$(146)	$18,626	$(4,398)

	$28,943	$(4,615)	$508	$(10,346)	$5,022	$(4,140)	$708	$(892)	$35,181	$(19,994)

“PCO” – parent company only

(1)	Refer to Section IV.I.b of the Disclosure Statement for further information on the RACERS Claims.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(a)	Intercompany Balances Among Debtors and Debtor-Controlled Entities (continued)

The following table presents a summary of Due from/to Affiliates balances for Debtor-Controlled Entities as of October 1, 2015:

					314 Commonwealth		LB UK Holdings		Other Debtor- Controlled
	Lehman ALI Inc.		LB I Group Inc.		Ave. Inc.		Delaware Inc.		Entities
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Debtors:
Lehman Brothers Holdings Inc.	$3,056	$(176)	$220	$(2,550)	$90	$(873)	$12	$(191)	$815	$(4,162)
Lehman Commercial Paper Inc.	—	(2,695)	1	(833)	—	—	—	—	27	(1,028)
Lehman Brothers Special Financing Inc.	—	—	—	(9)	2	—	—	—	29	(30)
Luxembourg Residential Properties Loan Fin S.a.r.l.	—	—	—	—	86	—	—	—	—	—

Total Debtors	$3,056	$(2,871)	$220	$(3,393)	$178	$(873)	$12	$(191)	$871	$(5,221)
Debtor-Controlled:
314 Commonwealth Ave Inc	$50	$—	$—	$—	$—	$—	$—	$—	$—	$—
Lehman Ali Inc (1)	—	—	—	—	—	(50)	—	—	235	—
Repe LBREP III LLC (1)	—	—	—	—	—	—	—	—	123	—
Real Estate Private Equity Inc (1)	—	—	—	—	—	—	—	—	222	—
LB I Group Inc.	—	—	—	—	—	—	—	—	—	(304)
LCPI Properties Inc.	—	—	—	—	—	—	—	—	—	(170)
Pami ALI LLC	170	(235)	304	—	—	—	—	—	—	(345)
Other	56	(46)	29	(7)	0	(2)	886	(738)	797	(982)

Total Debtor-Controlled Entities	$276	$(282)	$333	$(7)	$0	$(52)	$886	$(738)	$1,378	$(1,801)

Total	$3,331	$(3,153)	$554	$(3,400)	$178	$(925)	$899	$(929)	$2,249	$(7,022)

Non-Controlled Affiliates: (2)
Lehman Brothers Holdings Intermediate 2 Ltd	$—	$—	$—	$—	$—	$—	$77	$—	$749	$—
Lehman Brothers Holdings PLC	—	—	—	—	—	—	178	(53)	2	—
Lehman Brothers Asia Holdings Limited	—	—	—	(30)	0	—	13	(23)	278	(353)
LB UK RE Holdings Limited (3)	—	—	—	—	7	—	—	—	—	—
Other	0	(1)	1	(2)	7	—	115	(3)	77	(101)

Total	$0	$(1)	$1	$(32)	$15	$—	$383	$(79)	$1,105	$(454)

(1)	“Due from” balances at Other Debtor-Controlled Entities are related to receivables recorded by Pami ALI LLC.

(2)	Certain “Due from” balances are recorded in the local currency of the respective Non-Controlled Affiliates and as a result, balances may fluctuate as a result of changes in foreign exchange rates. Due from/to Affiliates balances include both settled and unresolved balances with Non-Controlled Affiliates.

(3)	The Debtor-Controlled Entities sold the majority of their claims against LB UK RE Holdings Limited to LBHI during the third quarter of 2015.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b)	Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates

The table below presents the Due from/to Non-Controlled Affiliates balances as of October 1, 2015 and the related activity since the previously filed Quarterly Financial Report as of June 30, 2015:

		Activity 7/1/15 - 10/1/15
	As of June 30,	Cash	Cash	Claim	Plan Related		As of October
$ in millions	2015	Receipts (1)	Distributions (2)	Assignments (3)	Adjustments	Other (4)	1, 2015
Due From Non-Controlled (5)
Debtors:
Lehman Brothers Holdings Inc.	$21,474	$(1,585)	$—	$1,502	$—	$(1,446)	$19,945
Lehman Commercial Paper Inc.	147	(4)	—	—	—	(5)	138
Lehman Brothers Special Financing Inc.	1,354	(20)	—	(10)	—	(21)	1,302
Other Debtors	594	(55)	—	(0)	—	(84)	455

Subtotal Debtors	23,568	(1,664)	—	1,492	—	(1,556)	21,841

Debtor-Controlled	2,552	(157)	—	(556)	—	(335)	1,504

Total	$26,120	$(1,820)	$—	$937	$—	$(1,892)	$23,345

Due To Non-Controlled (6)
Debtors:
Lehman Brothers Holdings Inc.	$41,335	$—	$(1,107)	$—	$—	$2	$40,230
Lehman Commercial Paper Inc.	753	—	(59)	(9)	(13)	(0)	673
Lehman Brothers Special Financing Inc.	1,078	—	(30)	(3)	(0)	(39)	1,005
Other Debtors	99	—	(0)	—	(0)	(0)	99

Subtotal Debtors	43,366	—	(1,196)	(12)	(14)	(37)	42,007

Debtor-Controlled	628	—	(4)	—	—	(57)	567

Total	$43,993	$—	$(1,200)	$(12)	$(14)	$(94)	$42,574

(1)	Between July 1, 2015 and October 1, 2015, the Company collected approximately $1.82 billion from:

$ in millions	LBHI	LBSF	LCPI	Other Debtors	Debtor- Controlled Entities	Total
Lehman Brothers Asia Holdings Ltd	$362	$—	$—	$8	$31	$401
Lehman Brothers Bankhaus A.G. (i)	350	—	—	18	—	368
Lehman Brothers Inc. (ii)	209	—	1	18	71	299
Lehman Brothers Finance S.A.	231	—	—	—	—	231
Lehman Brothers Commercial Corp. Asia Ltd	138	1	—	7	1	147
Lehman Brothers Luxembourg S.A.	118	—	—	—	—	118
Lehman Brothers Treasury Co. B.V. (iii)	59	18	—	1	—	78
Lehman Brothers Securities Asia Ltd	62	—	—	—	—	62
LB UK RE Holdings Ltd	13	—	—	—	26	39
Lehman Brothers ODC 1	—	—	—	—	29	29
Monaco NPL (No.1) Ltd	15	—	—	—	—	15
LB Lease & Finance No.1 Ltd	6	—	—	—	—	6
Stepstone Mortgage Funding Ltd	4	—	—	—	—	4
Other	17	1	2	3	1	24

	$1,585	$20	$4	$55	$157	$1,820

(i)	Receipts at LBHI are for claims against LB Bankhaus that were assigned to LBHI as a result of the Bankhaus Creditors’ Settlement (refer to the Bankhaus Creditors’ Settlement herein for additional information).

(ii)	Receipts from LBI include (a) $121 million from LBI third distribution, (b) $96 million from the sale of $750 million face amount of LBI claims, and (c) $82 million from a total return swap related to future distributions on $1.5 billion face amount of LBI claims held by LBHI.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b)	Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(iii)	Pursuant to agreements with LBT, LBSF and LBCS, LBHI deducted and withheld approximately $78 million from its eighth Plan distribution (“Withheld Distributions”) due from LBHI to LBT to offset amounts due to LBHI, LBSF and LBCS from LBT. The Withheld Distributions were then distributed to LBSF, LBCS and LBHI for inclusion in their respective eighth Plan distributions.

(2)	Cash Distributions include payments on allowed claims held by Non-Controlled Affiliates for D8.

(3)	Claim Assignments primarily include (i) direct claims against LB Bankhaus of $937 million as a result of the Bankhaus Creditors’ Settlement (refer to the Bankhaus Creditors’ Settlement herein for additional information) and (ii) the sale to LBHI of claims against LB UK RE Holdings Limited of $553 million, net of distributions, by Debtor-Controlled Entities.

(4)	Other primarily includes a reduction at LBHI of $1.3 billion related to (i) the sale of $750 million face amount of LBI claims for $96 million, and (ii) a total return swap related to future distributions on $1.5 billion face amount of LBI claims for proceeds of $82 million; the resulting decrease of $1.3 billion represents the difference between the aggregate proceeds and the aggregate face amount of these LBI claims.

(5)	“Due From Non-Controlled” balances are recorded in the local currency of the Non-Controlled Affiliate and as a result, balances fluctuate as a result of changes in foreign exchange rates.

(6)	“Due to Non-Controlled” balances with Non-Controlled Affiliates are reflected in Liabilities Subject to Compromise herein.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b)	Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents a summary of Due from/to Non-Controlled Affiliates for Debtors as of October 1, 2015:

	LBHI		LBSF		LCPI		Other Debtors		Total Debtors
$ in millions	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to	Due from	Due to
Europe
Lehman Brothers Treasury Co B.V. (1)	$2,292	$(24,238)	$715	$—	$—	$—	$115	$—	$3,122	$(24,238)
Lehman Brothers Finance S.A.	8,922	(720)	—	—	0	—	1	—	8,923	(720)
Lehman Brothers Bankhaus A.G.	1,219	(33)	—	(113)	—	(111)	27	—	1,246	(256)
LB UK RE Holdings Limited	786	—	—	—	—	—	—	—	786	—
Lehman Brothers (Luxembourg) S.A.	368	—	—	—	—	—	—	—	368	—
Thayer Properties Limited	231	—	—	—	—	(0)	—	—	231	(0)
SMF No 1 Limited	197	—	—	—	—	—	—	—	197	—
LB (PTG) Ltd	192	—	—	—	0	—	(0)	—	192	—
LB Lease & Finance No.1 Ltd	135	—	—	—	—	—	—	—	135	—
LB (Luxembourg) Equity Finance S.A	52	(59)	—	—	—	—	—	—	52	(59)
Longmeade Limited	12	—	—	—	—	(60)	—	—	12	(60)
LB RE Financing No.2 Limited (2)	0	(4,765)	—	—	—	—	—	—	0	(4,765)
Lehman Brothers Limited	0	(255)	—	(2)	—	(1)	0	(0)	0	(259)
Lehman Brothers International (Europe) Inc (3)	—	(788)	—	(571)	—	—		—	—	(1,359)
LB RE Financing No.3 Limited	—	—	535	—	—	—	—	—	535	—
Lehman Re Limited	—	(69)	—	(8)	—	—	—	(7)	—	(83)
Wood Street Investments Ltd	—	(194)	—	—	—	—	—	—	—	(194)
LB Holdings Intermediate 2 Ltd	—	(216)	—	—	—	—	—	—	—	(216)
LB UK Holdings Limited	—	(432)	—	—	—	—	—	—	—	(432)
Eldon Street Holdings Limited	—	(451)	—	—	—	(0)	—	0	—	(451)
Storm Funding Ltd	—	(163)	—	(3)	—	(46)	—	—	—	(212)
Asia
Lehman Brothers Asia Holdings Limited	3,312	(1)	—	—	—	—	77	(4)	3,389	(5)
LB Commercial Corp. Asia Limited	1,059	—	8	—	—	(1)	52	(68)	1,119	(69)
LB Asia Pacific (Singapore) PTE	366	—	—	—	—	—	—	—	366	—
LB Investments PTE Ltd	267	—	—	—	—	—	—	—	267	—
LB Asia Capital Company	25	(0)	29	—	134	—	149	—	336	(0)
LB Securities Asia Limited	0	(145)	—	—	—	—	0	—	0	(145)
Lehman Brothers Japan Inc.	—	(125)	—	(136)	—	—	18	—	18	(261)
Lehman Brothers Asia Limited	—	(133)	—	—	—	(0)	—	0	—	(133)
Other
Claims held by third parties (4)	—	(7,101)	—	(79)	—	(426)	—	0	—	(7,606)
Other	511	(343)	16	(93)	4	(29)	17	(19)	547	(485)

Total	$19,946	$(40,230)	$1,302	$(1,005)	$138	$(673)	$455	$(99)	$21,841	$(42,007)

(1)	LBT is included in the defined term “Non-Controlled Affiliates,” but LBHI has no direct or indirect equity interest in LBT.
(2)	Distributions from LBHI to LB RE Financing No.2 Limited (“FIN2”) are subsequently remitted from FIN2 to LB RE Financing No. 1 Limited (“FIN1”); FIN1 then pays these monies to LBHI to satisfy its obligations.
(3)	LBHI and other Debtors own allowed claims against LBIE in the aggregate face amounts of $302 million and $104 million, respectively.
(4)	“Claims held by third parties” represent claims, net of distributions, originally held by Non-Controlled Affiliates, according to their respective settlement agreements with the Company, that are currently held by third parties, including: ($ in millions)

				Total
Orignal creditor	LBHI	LBSF	LCPI	Debtors
Lehman Brothers Bankhaus A.G.	$(5,206)	$(0)	$(234)	$(5,441)
Lehman Brothers Securities NV	(539)	(47)	(11)	(598)
Storm Funding Ltd	(558)	—	—	(558)
LB Asia Capital Company	(436)	—	—	(436)
Lehman Re Limited	(234)	(9)	(123)	(366)
Other	(127)	(22)	(58)	(207)

Total Claims held by third parties	$(7,101)	$(79)	$(426)	$(7,606)

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

The following table presents, on an aggregate basis for Debtors and Debtor-Controlled Entities, admitted claims, receivables, and collections to date from Non-Controlled Affiliates:

		Admitted	Admitted and
		Claims in	Unsettled	Collections	Net
	Local	Local	Filed Claims	To Date in	Receivables
$ in millions	Currency	Currency	in USD	USD (6)	in USD
Europe
Lehman Brothers Finance S.A.	CHF	9,582	$9,870	$(933)	$8,936
Lehman Brothers Treasury Co B.V.	USD	4,342	4,342	(1,303)	3,038
Lehman Brothers Treasury Co B.V. (1)	Various	N/A	113	(29)	84
Lehman Brothers Bankhaus A.G.	EUR	203	227	(200)	28
Lehman Brothers Bankhaus A.G.—Assigned (2)	EUR	8,842	9,890	(8,671)	1,219
LB UK RE Holdings Limited	GBP	1,188	1,798	(1,005)	793
Lehman Brothers (Luxembourg) S.A.	EUR	759	849	(481)	368
LB Holdings Intermediate 2 Ltd (3) (5)	—	—	826	—	826
Lehman Brothers International (Europe) Inc	GBP	350	534	(534)	—
LB RE Financing No.3 Limited	GBP	353	535	—	535
LB Commercial Mortgage Conduit Ltd	GBP	240	363	(287)	76
Thayer Properties Limited	GBP	172	260	(28)	231
LB (PTG) Ltd	GBP	170	257	(65)	192
Lehman Brothers Holdings Plc (4)	GBP	158	251	(10)	241
SMF No 1 Limited	EUR	202	227	(30)	197
LB Lease & Finance No.1 Ltd	GBP	122	184	(49)	135
LB (Luxembourg) Equity Finance S.A	EUR	96	107	(55)	52
Monaco NPL (No.1) Limited	GBP	62	94	(30)	64
Yellow Real Estate Ltd	USD	89	89	(89)	—
Longmeade Limited	GBP	43	65	(21)	44
Asia
Lehman Brothers Asia Holdings Limited (4)	HKD	82,330	10,635	(6,955)	3,680
LB Asia Capital Company	HKD	3,279	423	(87)	336
LB Asia Pacific (Singapore) PTE (5)	USD	366	366	—	366
LB Commercial Corp. Asia Limited	HKD	18,920	2,441	(1,318)	1,123
LB Investments PTE Ltd (5)	USD	456	456	(189)	267
LB Securities Asia Limited	HKD	2,023	261	(261)	—
Lehman Brothers Japan Inc.	JPY	17,249	144	(118)	26
GKI Development Inc.	KRW	103,363	88	(77)	11
Lehman Brothers Australia Ltd (4)	AUD	104	79	—	79
Sail Investor PTE Ltd	USD	63	63	(57)	6
Other			598	(207)	391

Total			$46,435	$(23,091)	$23,344

(1)	Represents claims against Lehman Brothers Treasury Co B.V. that were admitted in eight different currencies.

(2)	Includes gross claims against Lehman Brothers Bankhaus A.G. of € 8.773 billion that were assigned as a result of the Harmonizing Resolution, net of €7.316 billion of distributions received by owners of the claims prior to the claims’ assignments to LBHI. €541 million of gross claims are in the process of being assigned to LBHI and are not reflected in the above table. (Refer to the Bankhaus Creditors’ Settlement herein for additional information).

(3)	“Admitted and Unsettled Filed Claims in USD” includes the unsettled historical receivable balances where the filed claims have not yet been admitted.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(b) Intercompany balances among Debtors and Debtor-Controlled Entities and Non-Controlled Affiliates (continued)

(4)	Amounts in “Admitted Claims in Local Currency” represent the allowed claims with Non-Controlled Affiliates.

(5)	Included are allowed claims that are deemed subordinated against LB Asia Pacific (Singapore) PTE of $366 million and LB Investments PTE Ltd of $6 million. A filed subordinated claim by LB Holdings Scottish LP 3 of $6.139 billion against LB Holdings Intermediates 2 Ltd is fully reserved in the Balance Sheets.

(6)	“Collections to Date in USD” include distributions received on the claims prior to the assignments of the claims to LBHI and Debtor-Controlled Entities.

(7)	Other claims against Lehman Brothers Finance S.A., Lehman Brothers Bankhaus A.G., Lehman Brothers Treasury Co B.V. and Lehman Brothers International (Europe) Inc., acquired through settlements with third parties are included in Affiliate Claims receivables in the Balance Sheets (refer to Note 7 – Receivables from Controlled Affiliates and Other Assets for additional information).

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates

Joint Venture to Facilitate Resolution of LBIE Claims

On January 31, 2014, Lehman Brothers Holdings Intermediate 2 Ltd. (“LBHI2”), a Non-Controlled Affiliate, LBHI, and Elliott Management Corporation and King Street Capital Management, L.P. (together, the “Funds”) entered into definitive documentation and consummated a joint venture to facilitate the resolution of LBIE claims (the “Joint Venture”):

•	LBHI2 contributed to the Joint Venture its senior claim of GBP 38 million (“Senior Claim”), subordinated claims of GBP 1.25 billion (“Sub Debt”), and a portion of the economic interest in its preferred equity (“Preferred Equity”) in LBIE.

•	The Funds paid approximately GBP 650 million to LBHI2 and contributed to the Joint Venture the distributions on their claims against LBIE (approximately GBP 2.6 billion as of January 31, 2014) in excess of the principal amount plus post-administration interest at 8% per year. LBHI2’s final recoveries and distributions will be determined following the resolution of various outstanding legal issues currently in litigation.

The Joint Venture includes a joint recovery pool governed by a specific sharing formula. Subject to certain adjustments, which could be material, all recoveries from the Sub Debt, Senior Claim and the Funds’ contribution are split as follows:

(a)	100% to the Funds up to GBP 650 million;

(b)	then 70% to the Funds and 30% to LBHI2 up to GBP 1.3 billion (plus interest);

(c)	then 50% to the Funds and 50% to LBHI2 up to GBP 2.2 billion (plus interest); and

(d)	25% to the Funds and 75% to LBHI2 over GBP 2.2 billion (plus interest).

A detailed summary of the terms of the parties’ commitments and the Joint Venture is available at www.lehman-docket.com in the key documents section.

If LBIE makes distributions on the Preferred Equity before aggregate distributions from the Joint Venture to the Funds and LBHI2 have reached GBP 2.2 billion (plus interest), then, in certain circumstances, LBHI2, Lux Finance and LBHI shall be obligated to make payments to preserve the economic terms of the transaction as if 100% of the Preferred Equity proceeds had been transferred by LBHI2 to the Joint Venture.

Receivables from LBHI2:

•	Luxembourg Finance Sarl (“Lux Finance”) and LB Scottish Holdings LP3 (“SLP3”) have receivables from LBHI2 of $749 million (including $19 million of accrued interest) and $77 million (consisting of exclusively accrued interest), respectively. Accrued interest was computed through the date LBHI2 entered administration.

•	As recoveries on these receivables are contingent on the resolution of a number of complex legal disputes surrounding distributions from LBIE, the Company has not recorded an estimate of future recoveries on the subordinated receivables from LBHI2 of $6.139 billion (“SLP3 Sub Rec”), nor any additional accrued interest that may accrue subsequent to LBHI2’s administration date at Lux Finance and/or SLP3. The Company has reserved in full for the SLP3 Sub Rec.

•	LB UK Holdings Delaware is the indirect parent and the beneficiary of any proceeds paid pursuant to the SLP3 Sub Rec.

•	In addition, the Company has receivables from certain Non-Controlled Affiliates that have claims against LBHI2.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Lehman Brothers Securities N.V. (“LBSN”) Wind-Down

In May 2015, the Trustees of LBSN completed its Wind-Down process and made a final distribution of cash and assets and completed its bankruptcy proceedings. The Wind-Down process consisted of the following: (i) an in-kind distribution, on a pro-rata basis, of an LBHI Class 4A Allowed Claim to holders of admitted claims into LBSN who elected to receive such Class 4A Claims, and (ii) distributions to its creditors from the sale of LBSN’s remaining claims against LBHI, LBSF, LBIE, LBCC and LBEL.

Pursuant to the above, (i) LBSN made an in-kind distribution of an LBHI Class 4A claim in the gross amount of $4.73 billion to (a) LBHI of $4.4 billion and (b) third party creditors of $0.3 billion, and (ii) LBHI received approximately $47 million as its pro-rata share of proceeds from the sale of LBSN’s remaining assets.

Bankhaus Creditors’ Settlement

On November 25, 2014, at the Bankhaus General Creditors Assembly Meeting, 99.5% of the Bankhaus creditors agreed to the Harmonizing Resolution, as follows:

Pursuant to bilateral agreements with LBHI, various Bankhaus creditors consented to, among other things, the resolution of the conflicting insolvency law issues, in particular section 44a of the German Insolvency Code, regarding the treatment of allowed claims in the Bankhaus insolvency proceedings and agreed to assign to LBHI their direct claims against Bankhaus after their claims have been satisfied in full through the combination of distributions from Bankhaus on their direct claims and distributions from LBHI on their guarantee claims. LBHI agreed on the allowance of counterparties’ guarantees against LBHI.

As of September 16, 2015, LBHI has (1) satisfied guarantee claims allowed against LBHI with a face value of $10.3 billion and (2) been assigned or is in the process of being assigned direct claims against LB Bankhaus that correspond to the satisfied guarantee claims with a face value of €9.3 billion.

In addition, LBHI purchased the remaining 0.5% of non-participating creditor claims.

LB UK RE Holdings Limited

LB UK RE Holdings Limited (“LBUKRE”), a Non-Controlled Affiliate, was placed into administration proceedings on September 15, 2008. LBHI and its controlled affiliates hold approximately 94% of the accepted claims into LBUKRE. The LBUKRE Administrators proposed a Company Voluntary Arrangement (“CVA”), whereby LBUKRE’s third party creditors would receive a final payment on their outstanding claims and the remaining assets would be transferred to LBHI. This CVA would allow the administrators of LBUKRE to close the entity. The CVA was approved at a creditors meeting held on May 14, 2015, and became effective on July 22, 2015. The non-LBHI creditors were paid their final distributions on July 30, 2015.

As of October 1, 2015, LBUKRE assigned to LBHI gross claims against (i) LBIE of £43 million, (ii) LCPI of $9 million ($3.3 million, net of distributions), and (iii) certain Non-Controlled Affiliates of £0.4 million (£0.2 million, net of distributions). These assigned claims are reflected in the Due from/to Affiliates balances herein. The remaining LBUKRE’s assets with estimated future value of approximately $65 million, consisting of cash, real estate assets and non-performing loans, are in the process of being assigned to LBHI.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 9 – Due from/to Affiliates (continued)

(c) Settlements with Non-Controlled Affiliates (continued)

Lehman Brothers Asia Holdings Limited’s Scheme of Arrangement

On September 22, 2015, Lehman Brothers Asia Holdings Limited (“LBAH”) proposed a Scheme of Arrangement (“Scheme”) to purchase the remaining Admitted Claims and Claims entitled to be Admitted from the general unsecured creditors of LBAH, excluding Debtors and Debtor-Controlled Entities. The Scheme would accelerate the final distribution to LBAH’s general unsecured creditors, leaving only LBHI and LBHI-Controlled entities with an interest in LBAH’s liquidation. This would result in the simplification of the administration of LBAH’s estate and a related reduction of costs.

The Scheme, though proposed by LBAH, is to be funded by LBHI. To that extent, on July 22, 2015, LBHI and LBAH entered into a Funding Deed (which was twice amended) whereby LBHI agreed to support the Scheme and to provide (i) funding for payment of all final distribution amounts and (ii) a contribution towards the Scheme’s costs. The final distribution amounts are calculated as 9.26% of each Scheme creditor’s admitted claim amount. If (i) the aggregate amount of all newly admitted claims and non-admitted claims exceed HK$77.5 million or (ii) there are one or more Non-Admitted Claims raised for review by an adjudicator, among other items, LBHI may terminate the Scheme.

On October 27, 2015, a Scheme Creditors’ Meeting was held at which the creditors unanimously voted to approve the Scheme and is currently awaiting Hong Kong Court approval.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 10 – Payables to Debtors and Debtor-Controlled Entities and Other Liabilities

Payables to Debtors and Debtor-Controlled Entities and Other Liabilities includes: (i) $3.1 billion related to certain post-petition activities between and among Debtors and Debtor-Controlled Entities, with the corresponding assets reflected in Receivables from Debtors and Debtor-Controlled Entities and Other Assets and (ii) $390 million of other liabilities.

The following table summarizes the main components of Payables to Debtors and Debtor-Controlled Entities and Other Liabilities as of October 1, 2015:

							Total Debtors
	Debtors					Debtor-	and Debtor-
$ in millions	LBHI	LCPI	LBSF	Other Debtors	Total	Controlled Entities	Controlled Entities
Encumbered Financial Inventory (1)	$—	$—	$—	$—	$—	$300	$300
Secured Notes (2)	1,693	200	10	—	1,903	—	1,903
PIK Notes (3)	—	—	—	—	—	39	39
Fundings and other activities (4)	355	263	9	19	647	203	849

Payables to Debtors and Debtor-Controlled Entities	2,048	463	19	19	2,550	541	3,091

Distributions on Allowed Claims (not remitted)	90	0	0	0	91	—	91
Misdirected wires	55	—	—	—	55	—	55
Other	110	13	(0)	0	124	121	244

Total Other Liabilities	256	13	0	0	270	121	390

Total Payables to Debtors and Debtor-Controlled Entities and other liabilities	$2,305	$476	$19	$20	$2,820	$662	$3,482

Refer to Note 7—Receivables from Debtors and Debtor-Controlled Entities and Other Assets for footnote explanations.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 11 – Taxes Payable

As of October 1, 2015, the Company has recorded an estimated $314 million for potential pre- and post-petition amounts owed to federal, state, local and international taxing authorities. Taxes payable is net of any refund claims, deposits and the estimated impact of the five-year federal NOL carryback. Taxes payable have been allocated among the members of the LBHI Tax Group pursuant to the Debtor Allocation Agreement (the “DAA”) as described below.

In certain circumstances, any member of the tax group may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed during the course of liquidation.

Federal Taxes

As shown in LBHI Form 10-K filings during the periods 2003-2007 and the May 31, 2008 Form 10Q filing, LBHI paid cash taxes of $4.6 billion and $0.5 billion, respectively. Of the $5.1 billion paid during these periods, approximately $1.0 billion was disbursed to the IRS. This $1.0 billion included (i) approximately $650 million related to prior audit periods (1993-2000), certain non-refundable taxes, and other items, and (ii) approximately $350 million of regular tax liability for the year 2006.

Of the $1.0 billion disbursed to the IRS, $520 million has been applied to various tax settlements leaving approximately $480 million on deposit at the IRS (as per the IRS’ amended proofs of claim filed December 31, 2014 (Docket No. 47684). This $480 million is composed of:

(i)	$312 million excess payments, net of adjustments, related to income tax year 2006,

(ii)	$126 million of refunds related to taxes and penalties, excluding interest, for settled issues during the period 1997-2000 (Motion No. 9019 – March 20, 2010), and

(iii)	$42 million related to foreign tax credit carrybacks for the year 2001.

Amended Proofs of Claim

The IRS filed interim amended proofs of claim on December 10, 2013 (Docket No. 41450) and December 31, 2014 (Docket No. 47684) (together, the “Amended POC”) asserting an aggregate $419 million for taxes, penalties and interest due for the years 2001-2007. This $419 million includes:

(i)	$240 million of resolved income tax issues, estimated interest charges, estimated net impact of the five year NOL carryback, and the stock loan penalty,

(ii)	$150 million related to the unresolved Stock Loan litigation matter, and

(iii)	$29 million of resolved non-income tax issues.

The Amended POC does not reflect the interim Stock Loan settlement in May 2014, which abated the Stock Loan penalty of $64 million.

Audit Periods 2008-2010

The IRS is currently auditing the consolidated federal income tax returns of the LBHI group for the tax years 2008-2010, including the amount of the 2008 net operating loss. Estimated amounts due to the IRS are reflected in the estimated taxes payable.

Right of Set-Off

The IRS has asserted its right of set-off against the $480 million remaining on deposit, as described above, for the $419 million in the Amended POC and may also assert a right of set-off related to audit periods 2008-2010 and subsequent.

Debtor Allocation Agreement

In accordance with the DAA, which become effective on the Effective Date, the Company has recorded an estimate of the impact of the Federal and State settlements and settlements-in-principle to the respective members of the tax group, including an estimate of any additional pre-petition unsecured claims between/among the Debtors and Debtor-Controlled Entities (in some cases resulting in an increase in an individual member’s liability based on the underlying audit adjustments despite the reduction in the group’s tax liability overall).

The DAA also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal/combined state and local income taxes for tax years ending after the Effective Date.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise

The table below presents the Company’s estimates of claim values as of October 1, 2015 by claim category, and the changes in estimates since the previously filed Quarterly Financial Report as of June 30, 2015:

($ in billions)		Period Ending October 1, 2015			October 1, 2015 Claims Balance
Claim Category	June 30, 2015 Claims Balance	Allowed Claims	Change in Estimated Active Claims	October 1, 2015 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.2	$—	$—	$99.2	$98.5	$—	$—	$0.7
Derivatives	25.1	0.3	(0.4)	25.0	0.0	0.0	22.5	2.5
Other	14.0	0.0	(0.4)	13.6	6.3	6.7	0.1	0.5

Total Direct Claims	138.3	0.3	(0.7)	137.9	104.9	6.8	22.6	3.7

Affiliate Claims Direct	107.8	0.0	(0.1)	107.8	58.8	23.1	20.5	5.3
Affiliate Guarantee Claims	12.7	0.0	—	12.7	12.7	—	—	—
Third Party Guarantee Claims	69.8	0.6	(0.8)	69.7	69.7	—	—	—

Total Liabilities Subject to Compromise	328.7	1.0	(1.6)	328.1	246.1	29.8	43.1	9.1

Taxes Payable	0.3	—	(0.1)	0.2	0.4	0.0	(0.2)	(0.0)
Secured Claims Payable to Third parties	2.0	—	—	2.0	2.0	—	—	—

Total Claims	$331.0	$1.0	$(1.7)	$330.3	$248.5	$29.9	$42.9	$9.1

Allowed Claims	318.6	1.0	—	319.6	240.6	29.8	40.7	8.4
Estimated Unresolved Claims to be Allowed	12.4	—	(1.7)	10.8	7.9	0.0	2.1	0.7

Total Claims	$331.0	$1.0	$(1.7)	$330.3	$248.5	$29.9	$42.9	$9.1

Less : Claims Distributions and other reductions (1)(2)				(128.2)	(80.8)	(23.4)	(16.8)	(7.2)
Post Petition Interest paid (2)				(0.2)	—	—	—	(0.2)

Net Claim Liability at October 1, 2015				$201.9	$167.7	$6.4	$26.1	$1.7

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Claim Distributions and other reductions include (i) distributions on allowed claims, (ii) reductions of the liabilities related to certain satisfied claims, (iii) the assignment of claims to their respective parents, and (iv) certain netting agreements between Debtors and Non-Controlled Affiliates.
(2)	Claims Distributions and other reductions and Post-Petition Interest paid include:

	Total				Other
($ in billions)	Debtors	LBHI	LCPI	LBSF	Debtors
Claims Distributions and Post Petition Interest paid	$105.4	$68.3	$17.8	$12.9	$6.3
Other Reductions
Intercompany Funding Adjustments	7.9	—	4.1	3.0	0.8
Plan Adjustments	(0.6)	(2.6)	1.0	0.8	0.3
Assignment of Claims (a)	5.4	5.3	0.1	—	—
Third Party Guarantees Satisfied (b)	8.4	8.4	—	—	—
Freddie Mac Settlement	1.1	1.1	—	—	—
Convenience Claims and other	0.9	0.3	0.4	0.1	0.0

Total Claims Distributions and other reductions and Post Petition Interest paid	$128.4	$80.8	$23.4	$16.8	$7.4

(a)	Claims assigned by Non-Controlled Affiliates (primarily LBSN of $3.2 billion and UK Financing of $2.1 billion), net of distributions, to LBHI in connection with settlement agreements with Non-Controlled Affiliates.
(b)	Allowed Guarantee claims (primarily Bankhaus $7.9 billion, LOTC $0.2 billion and LBCC $0.2 billion), net of distributions, deemed satisfied as a result of distributions to creditors from the combination of the primary obligor and LBHI as the guarantor.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 12 – Liabilities Subject to Compromise (continued)

As of October 1, 2015, Liabilities Subject to Compromise were estimated at approximately $200 billion, net of distributions and other reductions.

Through October 1, 2015, the Debtors have allowed approximately $319.6 billion in claims, and have unresolved filed claims of approximately $57.6 billion which are estimated to be allowed at $10.8 billion (including $510 million of post-petition interest recorded at certain Debtors). The Estimated Unresolved Claims to be Allowed decreased $1.7 billion as compared to June 30, 2015, primarily due to various Derivative Claims and Derivative Guarantee Claims being allowed during the period.

On June 30, 2015, the Bankruptcy Court extended the period within which the Plan Administrator may file objections to or motions to estimate the remaining asserted claims for an additional eighteen months to March 6, 2017.

Unliquidated Claims

There are two significant unliquidated claims against BNC (Claim No. 31036 and 33107) which, if liquidated and allowed, would have a material impact on the recoveries to BNC claimants and would result in creditors receiving significantly less than a 100% recovery on their claims.

Distributions Pursuant to Plan

Eighth Plan Distribution

On October 1, 2015, the Debtors made their eighth Plan distribution to creditors. The Company distributed to creditors approximately $5.8 billion, of which approximately $4.8 billion was distributed on account of claims owned or formerly owned by third party creditors. The $4.8 billion includes approximately $300 million of distributions to LBHI on account of claims against LBHI, which were previously owned by third party creditors, but held by Debtors on the distribution date.

Distributions through October 1, 2015

The Debtors have made distributions through October 1, 2015 to creditors totaling $105.4 billion, of which $77.2 billion were payments on account of third party claims.

Post-Petition Interest

In accordance with section 8.13(c) of the Plan, to the extent that any Debtor has Available Cash, as defined in section 1.5 of the Plan, after all Allowed Claims against that Debtor have been satisfied in full, each holder of each such Allowed Claim entitled to receive post-petition interest shall receive post-petition interest on the Allowed amount of such Claim.

As of October 1, 2015, LOTC has recorded an estimate of approximately $74 million for post-petition interest, net of (i) distributions to LBHI of approximately $130 million on claims that were purchased by LBHI from third party creditors for post-petition interest, and (ii) $11 million for Plan Adjustments. The $74 million excludes estimates for post-petition interest on affiliates claims and claims assigned to LBHI through the LBF Settlement in March 2013 [refer to the December 31, 2013 Balance Sheets, Docket No. 43916, for additional information]. LOTC has not recorded an estimate for post-petition interest payable to Debtor-Controlled Entities, as effectively all remaining cash at LOTC (after all allowed claims have been satisfied in full) flows to LBHI in the form of payment on post-petition interest and/or an equity distribution.

LBCC has recorded an estimate of $232 million for post-petition interest for both third party and affiliate claims (after all allowed claims have been satisfied in full). This amount is based on the Post-D8 Cash Flow Estimates and includes amounts that will be paid related to Plan Adjustments.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 13 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and mediation proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Previous litigation actions with significant updates since June 30, 2015

LBHI v. JPMorgan Chase Bank, N.A. (“JPMorgan”)

On September 30, 2015, the U.S. District Court for the Southern District of New York issued an Order in the Collateral Case granting JPMorgan’s motion for summary judgement in part and denying it in part and denying LBHI’s motion for summary judgement in its entirety. The Court also requested briefing on the question of whether LBHI’s remaining 6 bankruptcy claims should be referred to the Bankruptcy Court for trial. The briefing on those issues concluded on November 6, 2015. On November 17, 2015 the parties asked the Court to take no action on the proceeding for 60 days. The Court then directed the parties to provide a status report on December 31, 2015.

SPV Avoidance Actions

Among the actions filed by LBSF was a defendant class action entitled LBSF v. Bank of America National Association et al, in which various indenture trustees and noteholders were named, the latter as representatives of a class of noteholders who received distributions from the relevant trusts (the “Distributed Deals action”).

On July 14, 2014, the Bankruptcy Court entered an Order in the Distributed Deals action lifting the stay in that action and providing for the action to proceed in specific phases. The July 14 Order directed that Phase I of the action is to be devoted exclusively to the motion for class certification, followed by Phase II, which is to encompass motions to dismiss pursuant to FRCP 12(b) and/or the filing of answers to the Complaint. Merits discovery, dispositive motions and trial are to take place during Phase III, as directed by the July 14 Order.

On October 27, 2014 LBSF filed its Motion to Certify Defendant Class in the Distributed Deals action; the defendants filed their opposition to LBSF’s motion on January 30, 2015 and LBSF filed its Reply Brief on March 31, 2015.

On December 17, 2014 a group of named Defendants (the “Ad Hoc Group”) filed a Motion to Withdraw the Reference to the Bankruptcy Court. LBSF filed its Opposition to the Motion on February 3, 2015 and the Ad Hoc Group filed their Reply Brief on February 20, 2015. The Motion to Withdraw was argued before the US District Court for the Southern District of NY on May 4, 2015, and on June 5, 2015 the US District Court denied the motion in its entirety. At a status conference on July 7, 2015 Judge Chapman advised the parties that she was going to put aside temporarily the class certification motion, and directed counsel to meet and confer in an effort to create a case management protocol that would allow the merits of the case to be adjudicated without the need of class certification.

On August 28, 2015 the Court entered a scheduling order that was negotiated by the parties and which will govern the conduct of the litigation going forward, initially by allowing the defendants to submit a unified motion to dismiss on various issues common to the defendant group.

On October 12, 2015, LBSF filed its fourth Amended Complaint.

Intel Litigation

By stipulation dated and filed on October 20, 2015, the parties agreed to a dismissal of the action. Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure.

LBIE Sub-Debt Waterfall Application

a)	LBIE Sub-Debt Waterfall I Application

On November 4, 2015, LBHI, LBHI2 and Lehman Brothers Ltd were granted permission to appeal to the UK Supreme Court. At the same time, LBIE was granted permission to cross-appeal certain issues. The hearing is likely to take place during the last quarter of 2016 with a judgment being given by the first half of 2017.

b)	LBIE Sub-Debt Waterfall II (c) Application

Waterfall II (c), which deals with questions concerning the interpretation of the ISDA Master Agreements, was heard by the High Court in London during November 2015. A judgment is expected during the first quarter of 2016.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 13 – Legal Proceedings (continued)

Previous litigation actions with significant updates since June 30, 2015 (continued)

Federal Home Loan Bank of Cincinnati (“FHLB Cin”)

On April 17, 2013, Lehman Brothers Special Financing Inc. (“LBSF”) filed an adversary proceeding in the Bankruptcy Court against FHLB Cin alleging failure to pay in excess of $64 million due to LBSF upon termination of a portfolio of interest rate swaps in September 2008. On June 13, 2013, FHLB Cin filed a motion to withdraw the reference, which was denied. On April 1, 2014, FHLB Cin filed a motion to dismiss the complaint which also was denied. Document discovery and fact depositions substantially completed in 2015.

Previous litigation actions with no significant updates since June 30, 2015

•	Republic of Italy - Refer to the filed Balance Sheets as of September 30, 2012 for previous disclosure

•	Credit Suisse Group AG - Refer to the filed Balance Sheets as of September 30, 2013 for previous disclosure

•	Massachusetts Department of Transportation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	LCOR Alexandria LLC and PTO Holdings LLC - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Michigan State Housing Development Authority Litigation - Refer to the filed Balance Sheets as of December 31, 2013 for previous disclosure

•	Ballyrock Litigation - Refer to the filed Balance Sheets as of March 31, 2012 for previous disclosure

•	Citigroup Litigation - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	Merrill Lynch Capital Services - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure
•	Mortgage Sellers - Refer to the filed Balance Sheets as of June 30, 2014 for previous disclosure

•	RMBS Trustees - Refer to the filed Balance Sheets as of October 2, 2014 for previous disclosure

•	Federal Tax Litigation – stock loan - Refer to the filed Quarterly Financial Report as of April 2, 2015 for previous disclosure

•	Federal Home Loan Bank of New York (FHLB-NY) - Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure

•	LMA Avoidance Actions - Refer to the filed Quarterly Financial Report as of June 30, 2015 for previous disclosure

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Note 14 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities recorded in non-U.S. dollar functional currencies using exchange rates as of the date of the Balance Sheets. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

III. Balance Sheets

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of October 1, 2015

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total Company
Assets
Cash and short-term investments	$67	$15	$0	$6	$4	$22	$169	$17	$2	$72	$374	$316	$690
Cash and short-term investments pledged or restricted	3,611	1,059	100	83	1	0	3	30	0	152	5,039	77	5,116
Financial instruments and other inventory positions:
Commercial Real Estate	61	0	—	—	—	—	—	225	—	—	287	403	690
Loans and Residential Real Estate	67	—	—	—	—	—	—	74	—	—	140	43	183
Principal investments	1	—	—	—	—	—	—	3	—	—	4	1,387	1,391
Derivative Receivables and Related Assets	—	154	0	4	0	—	—	—	—	27	185	1	186

Total Financial instruments and other inventory positions	129	154	0	4	0	—	—	302	—	27	616	1,834	2,450
Subrogated Receivables from Affiliates and Third Parties	1,989	—	—	—	—	—	—	—	—	—	1,989	—	1,989
Receivables from Debtors and Debtor-Controlled Entities and other assets	620	890	0	220	572	210	0	349	1	7	2,868	643	3,512
Investments in Affiliates	(27,273)	183	—	—	—	—	—	405	—	(189)	(26,874)	(22,480)	(49,354)
Due from Affiliates:
Debtors and Debtor-Controlled Entities	28,943	508	302	15	0	—	1	5,022	0	389	35,181	4,398	39,579
Non-Controlled Affiliates	19,945	1,302	131	306	—	0	0	138	—	18	21,841	1,504	23,345

Total Due from Affiliates	48,889	1,810	433	322	0	0	1	5,160	0	407	57,022	5,902	62,924

Total Assets	$28,032	$4,110	$533	$634	$577	$232	$174	$6,262	$2	$476	$41,034	$(13,707)	$27,326

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$2,306	$19	$1	$1	$1	$0	$0	$476	$0	$17	$2,821	$662	$3,483
Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	0	—	—	0	12,616	12,616
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	567	567

Total Due to Affiliates	—	—	—	—	—	—	—	0	—	—	0	13,183	13,183
Secured Claims Payable to Third Parties	2,036	—	—	—	—	—	—	—	—	—	2,036	—	2,036
Taxes Payable	389	(188)	(22)	(6)	37	(13)	1	25	—	(2)	221	93	314
Liabilities Subject to Compromise	165,287	26,290	373	334	77	0	4	6,395	173	747	199,679	0	199,679

Total Liabilities	170,018	26,121	352	328	115	(12)	6	6,896	173	761	204,757	13,939	218,696
Stockholders’ Equity	(141,986)	(22,010)	181	306	462	244	168	(634)	(171)	(285)	(163,723)	(27,646)	(191,369)

Total Liabilities and Stockholders’ Equity	$28,032	$4,110	$533	$634	$577	$232	$174	$6,262	$2	$476	$41,034	$(13,707)	$27,326

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $ 500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 34.
(3)	Certain Debtor-Controlled Entities’ Balance Sheets are presented on page 35.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of October 1, 2015 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08-13600	CES Aviation LLC 08-13905	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Other Debtors (1)
Assets
Cash and short-term investments	$51	$4	$—	$—	$0	$(0)	$0	$(1)	$(0)	$13	$—	$—	$0	$5	$72
Cash and short-term investments pledged or restricted	0	1	1	1	140	0	2	1	—	3	—	—	—	4	152
Financial instruments and other inventory positions:
Commercial Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Loans and Residential Real Estate	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	—	—	—	—	27	27

Total Financial instruments and other inventory positions	—	—	—	—	—	—	—	—	—	—	—	—	—	27	27
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Debtors and Debtor-Controlled Entities and other assets	—	—	—	—	0	4	—	4	0	—	—	0	—	—	7
Investments in Affiliates	—	—	—	—	—	—	(189)	—	—	—	—	—	—	—	(189)
Due from Affiliates:
Debtors and Debtor-Controlled Entities	138	—	0	—	154	—	67	—	—	1	—	—	—	28	389
Non-Controlled Affiliates	0	—	—	—	—	—	—	—	—	—	—	—	—	17	18

Total Due from Affiliates	139	—	0	—	154	—	67	—	—	1	—	—	—	45	407

Total Assets	$190	$5	$1	$1	$294	$4	$(121)	$4	$0	$17	$—	$0	$0	$80	$476

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$0	$1	$1	$1	$4	$0	$2	$1	$0	$3	$0	$0	$0	$4	$17
Due to Affiliates:
Debtor-Controlled Entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Due to Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	—	—	—	—	(2)	—	—	—	(0)	(0)	—	—	—	—	(2)
Liabilities Subject to Compromise	0	—	4	3	412	2	—	2	32	5	7	10	—	270	747

Total Liabilities	0	1	5	4	413	3	2	3	32	7	8	10	0	274	761
Stockholders’ Equity	190	4	(4)	(3)	(119)	1	(122)	1	(31)	10	(8)	(10)	0	(193)	(285)

Total Liabilities and Stockholders’ Equity	$190	$5	$1	$1	$294	$4	$(121)	$4	$0	$17	$—	$0	$0	$80	$476

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LEHMAN BROTHERS HOLDINGS INC. and NON DEBTOR ENTITIES

Balance Sheets As of October 1, 2015 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	314 Common- wealth Ave Inc. (3)	LB U.K. Holdings (Delaware) Inc.	PAMI ALI LLC	Lux Finance Sarl	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$42	$1	$20	$96	$6	$0	$5	$2	$1	$143	$—	$316
Cash and short-term investments pledged or restricted	2	5	0	2	4	—	—	10	—	54	—	77
Financial instruments and other inventory positions:
Commercial Real Estate	(12)	134	—	0	225	(0)	(0)	29	—	28	—	403
Loans and Residential Real Estate	42	0	1	0	—	—	—	—	—	—	—	43
Principal investments	0	—	1,078	—	—	—	(0)	1	—	307	—	1,387
Derivative Receivables and Related Assets	—	—	—	—	—	—	—	—	—	1	—	1

Total Financial instruments and other inventory positions	30	134	1,079	0	225	(0)	(0)	30	—	337	—	1,834
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Receivables from Debtors and Debtor-Controlled Entities and other assets	215	0	32	76	0	91	76	26	—	267	(141)	643
Investments in Affiliates	(26,932)	1	0	10	—	(85)	57	(217)	—	(108)	4,795	(22,480)
Due from Affiliates:
Debtors and Debtor-Controlled Entities	3,331	0	554	—	—	178	899	698	—	1,551	(2,813)	4,398
Non-Controlled Affiliates	0	0	1	1	—	15	383	32	749	323	—	1,504

Total Due from Affiliates	3,332	0	554	1	—	193	1,281	731	749	1,873	(2,813)	5,902

Total Assets	$(23,311)	$141	$1,685	$185	$235	$199	$1,420	$582	$750	$2,566	$1,841	$(13,707)

Liabilities and Stockholders’ Equity Liabilities
Payables to Debtors and Debtor-Controlled Entities and other liabilities	$40	$5	$304	$65	$2	$0	$22	$77	$—	$289	$(140)	$662
Due to Affiliates:
Debtor-Controlled Entities	3,153	—	3,400	71	—	925	929	3,138	939	2,874	(2,813)	12,616
Non-Controlled Affiliates	1	—	32	14	—	—	79	8	—	432	—	567

Total Due to Affiliates	3,154	—	3,432	86	—	925	1,009	3,146	939	3,306	(2,813)	13,183
Secured Claims Payable to Third Parties	—	—	—	—	—	—	—	—	—	—	—	—
Taxes Payable	68	—	5	—	—	10	(18)	27	—	—	—	93
Liabilities Subject to Compromise	—	—	—	—	—	—	—	—	—	0	—	0

Total Liabilities	3,263	5	3,741	150	2	935	1,013	3,250	939	3,595	(2,953)	13,939
Stockholders’ Equity	(26,574)	137	(2,056)	35	233	(736)	407	(2,668)	(189)	(1,028)	4,795	(27,646)

Total Liabilities and Stockholders’ Equity	$(23,311)	$141	$1,685	$185	$235	$199	$1,420	$582	$750	$2,566	$1,841	$(13,707)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “—”. Values between zero and $ 500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities, 314 Commonwealth Ave Inc, and Pami ALI LLC.
(3)	Entities are reflected on a consolidated basis, e.g. Property Asset Management Inc. includes its wholly owned subsidiary, Orbit RE LLC.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

IV. Accompanying Schedules

Commercial Real Estate – by Product Type (1)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
North America
Whole loans
Senior	$0	$28	$28	$—	$—	$—	$28	$35
Equity	—	—	—	50	103	18	171	346
Real Estate Owned and Other	46	62	108	84	122	13	327	1,195

Subtotal	46	89	136	134	225	31	525	1,576
Europe
Whole loans
B-notes/Mezzanine	—	79	79	—	—	—	79	169
Equity	—	57	57	—	—	13	70	178
Other	14	—	14	—	—	1	15	6

Subtotal	14	136	151	—	—	14	164	353

Total Commercial Real Estate	$61	$225	$286	$134	$225	$45	$690	$1,929

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 6 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $57 million that are not included in the schedule above.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Commercial Real Estate – By Property Type and Region (1)

$ in millions	North America	Europe	Total	Cost and Unpaid Principal Balances (2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$2	$—	$2	$3
Hotel	11	—	11	10
Land/Other	14	—	14	22

Total Senior Whole Loans by Type	28	—	28	35
B-Note/Mezz Whole Loans
Office/Industrial	—	79	79	206

Total B-Notes/Mezz Whole Loans by Type	—	79	79	206
Equity
Office/Industrial	33	3	36	25
Hotel	—	10	10	73
Multi-family	8	—	8	3
Mixed-use	—	57	57	68
Condominium	86	—	86	234
Land/Other	44	—	44	85

Total Equity by Type	171	70	240	488
Real Estate Owned
Hotel	131	—	131	156
Land	173	—	173	974
Other	23	15	38	70

Total Real Estate Owned by Type	328	15	343	1,200

Total Commercial Real Estate	$526	$164	$690	$1,929

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 6 portfolio investments recorded at zero recovery value with a cost/ unpaid principal balance of approximately $ 57 million that are not included in the schedule above.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Loans (by Maturity Date) and Residential Real Estate (1)

$ in millions	Debtor Entities
		Lehman	Debtor -	Total LBHI-
	Lehman Brothers	Commercial	Controlled	Controlled
Maturity Date by Year	Holdings Inc.	Paper Inc.	Entities	Entities
		Notional (2)
2015	$—	$—	$24	$24
2016	3	—	—	3
2017 and over	4	301	—	305

Subtotal Loans	7	301	24	332

Residential Real Estate (3)	266	0	56	323

Total Loans and Residential Real Estate	$273	$301	$81	$655

		Recovery Value
2015	$—	$—	$23	$23
2016	3	—	—	3
2017 and over (4)	1	73	—	73

Subtotal Loans	3	73	23	99

Equity positions - Loans	41	1	1	42
Residential Real Estate	23	0	19	42

Total Loans and Residential Real Estate	$67	$74	$43	$183

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only Loans by stated maturity dates.

(3)	Cost information primarily represents: (i) for whole loans (RV $0.2 million / Cost $0.3 million), the remaining outstanding or unpaid principal balance; and (ii) for mortgage backed securities (“MBS”) (RV $40.5 million / Cost $ 322.4 million), the initial Class Principal amount. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information is not included for legal claims, mortgage servicing rights and MBS with zero recovery value.

(4)	Includes approximately $37 million in LCPI related to defaulted securities with past maturity dates.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Private Equity / Principal Investments – by Legal Entity and Product Type

$ in millions	Total (1)	Assets held for the benefit of LCPI (3)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$1	$—	$1
Lehman Commercial Paper Inc.	303	(300)	3

Total Debtors	304	(300)	4
Debtor-Controlled:
LB I Group Inc. (2)	778	300	1,078
Other Debtor-Controlled	309	—	309

Total Debtor-Controlled	1,087	300	1,387

Total	$1,391	$—	$1,391

By Product Type
Private Equity / Diversified Funds	$1,081
Real Estate Funds	279
Other	30

Total	$1,391

Investments at cost (4)	$1,748
Unpaid Principal Balances (5)	$42

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(4)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to recovery value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; and (iv) value for assets that have been recorded at de minimis recovery value amounts.

(5)	Represents the remaining outstanding principal balance on corporate loans.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Derivative Assets and Liabilities (1)

$ in millions	Lehman Brothers Holdings Inc.	LB 745 LLC	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net
Open	$—	$—	$78	$—	$—	$—	$—	$—	$—	$—	$78
Terminated / Matured	—	—	43	0	—	4	—	—	—	—	47

Total	—	—	120	0	—	4	—	—	—	—	124
Other Derivative Related Assets (2)	—	—	34	—	—	—	—	—	—	27	60

Total Derivatives and Related Assets	$—	$—	$154	$0	$—	$4	$—	$—	$—	$27	$185

# of Counterparty contracts
Open	—	—	78	—	—	—	—	—	—	—	78
Termed / Matured	—	—	274	1	1	5	—	23	2	—	306

Total	—	—	352	1	1	5	—	23	2	—	384

SPV Receivables (3)	$—	$—	$23	$—	$—	$—	$—	$—	$—	$—	$23
Liabilities - Payables
Agreed (4)	$(22)	$(2)	$(20,162)	$(1,347)	$(499)	$(385)	$(39)	$(57)	$(77)	$—	$(22,591)
Pending Resolution (5)	—	—	(2,295)	(49)	(0)	(102)	—	—	(2)	—	(2,449)

Total	$(22)	$(2)	$(22,457)	$(1,397)	$(499)	$(487)	$(39)	$(57)	$(79)	$—	$(25,039)

# of Counterparty contracts	4	1	2,360	251	161	192	9	14	93	—	3,085

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded. Derivatives liabilities are presented prior to distributions on allowed claims.

(2)	Amounts primarily include notes in various special purpose vehicles, deposits with various brokers for OTC hedges and equity positions in various corporations.

(3)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

(4)	Agreed is defined as claims that are recorded at values agreed upon with counterparties and classified as allowed or accepted as filed.

(5)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Significant Restructurings, Settlements, Sales, Wind-down, or Liquidations

July 1, 2015 – October 1, 2015

$ millions	Cash Collected	Post-Seventh Distribution Cash Flow Estimates (1)	6/30/2015 Balance Sheets Value (2)	Realized Gain / (Loss) Relative to Post Seventh Distribution Cash Flow Estimate	Realized Gain / (Loss) Relative to 6/30/15 Balance Sheets Value
Loans and Residential Real Estate
Other Loans	$20	$17	$20	$3	$0
Other Residential Real Estate	4	0	0	4	4

Total Loans and Residential Real Estate	$24	$17	$20	$6	$4

Private Equity / Principal Investments
Peroleum Realty Investment Partners	$41	$32	$32	$9	$9
Other Direct sales	7	7	6	—	1
GP and LP Stakes in PE and Hedge Funds	10	10	10	—	—

Total Private Equity / Principal Investments	$58	$49	$48	$9	$10

Derivatives
Other sales	$92	$73	$87	$19	$5

Total Derivatives	$92	$73	$87	$19	$5

Real Estate
Other sales	$118	$104	$108	$13	$10

Total Real Estate	$118	$104	$108	$13	$10

Total Significant Monetizations	$292	$244	$262	$48	$29

All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

(1)	Represents estimated recoveries reflected in the Post Seventh Distribution Cash Flow Estimates for the asset.
(2)	Represents the recorded value reported on the prior period Balance Sheets (as of June 30, 2015) for the asset.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

V. Post-Eighth Distribution Cash Flow Estimates

Table of Contents

A.	Basis of Presentation	43

B.	Highlights	46

C.	Summary – Post-D8 Cash Flow Estimates	47

D.	Recoveries from Non-Controlled Affiliates	48

E.	Operating Expenses	50

F.	Post-D8 Cash Flow Estimates	52

Quarterly Financial Report as of October 1, 2015 (Unaudited)

A. Basis of Presentation

The information and data included in these cash flow estimates and notes thereto (the “Post-D8 Cash Flow Estimates”) were prepared to update the Post-Seventh Distribution Cash Flow Estimates filed July 30, 2015 (the “Post-D7 CFE”), and are based on estimated cash flows from assets managed in an orderly wind down and/or sale (and related costs of operations) over the period from October 2, 2015 through December 31, 2018 (the “Estimate Period” or “Post-D8”). As the Company cannot definitively specify a date for the final termination of activities, these Post-D8 Cash Flow Estimates include an estimate for expenses for potential residual activities (remaining asset dispositions, disputed claims resolutions, outstanding litigations, and administrative wind-down) that may extend beyond 2018.

All cash flows in the Estimate Period are presented on an undiscounted basis.

Key Assumptions

Recoveries from Non-Controlled Affiliates

Estimates of recoveries from Non-Controlled Affiliates are based on internal valuation models utilizing information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges.

Certain receivables from Non-Controlled Affiliates are held in foreign currencies, and as such, estimated recoveries related to these receivables are subject to movements in foreign exchange rates. A portion of these exposures are hedged through the Company’s currency hedging program (see Note 5 — Financial Instruments and Other Inventory Positions in the Notes to the Balance Sheets).

For further discussion of assumptions related to estimates of Recoveries from Non-Controlled Affiliates, refer to Section E herein.

Intercompany Recoveries Among Controlled Entities

The Post-D8 Cash Flow Estimates include estimated intercompany recoveries between and among Debtors and Debtor-Controlled Entities, including:

(i)	receipts on pre-petition intercompany claims,

(ii)	equity distributions, and

(iii)	receipts and payments related to post-petition activity.

The Post-D8 Cash Flow Estimates reflect the following assumptions in the calculation of intercompany recoveries between and among Debtors and Debtor-Controlled Entities:

•	Cash balances as of October 1, 2015;

•	Allowed Claims as of October 1, 2015, and estimated unresolved third party claims to be allowed;

•	An estimate of the allocation of taxes between and among Controlled Entities in accordance with the Debtor Allocation Agreement as of October 1, 2015; and

•	Estimates for post-petition interest (refer to Note 12 in the Notes to the Balance Sheets), and equity distributions from Debtors and Debtor-Controlled Entities.

•	Estimates on Subrogated Receivables from Affiliates and Third Parties (as described in Note 6 in the Notes to the Balance Sheets) have been excluded from Intercompany Recoveries.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Key Assumptions (continued)

Litigation

For litigation actions which may result in a potential recovery to the Company (“Affirmative Litigations”), the largest of which are listed and described in Note 13 in the Notes to the Balance Sheets, the Post-D8 Cash Flow Estimates exclude estimated recoveries unless one of the following conditions is met:

(i)	The Company has reached agreements in principle with the corresponding counterparties, in which case the Post-D8 Cash Flow Estimates reflect estimated recoveries at the agreed amounts, or

(ii)	The Company has locked in value by purchasing notes of various special purpose vehicles, in which case the Post-D8 Cash Flow Estimates reflect estimated recoveries from the value locked in.

The Company expects that the actual amounts of future recoveries related to Affirmative Litigations will be material; however, the final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus highly uncertain.

Although potential litigation receipts are excluded herein, the Post-D8 Cash Flow Estimates do include the estimated costs (i.e. professional legal and advisory fees) of supporting such litigations.

Timing of Estimates

Estimates of recoveries from Non-Controlled Affiliates and the final resolution of litigation matters are subject to substantial timing uncertainties. As estimated recoveries and expenses related to the above constitute the majority of the Post-D8 Cash Flow Estimates, the estimates herein do not reflect the Company’s views with respect to timing.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Presentation Differences

Post-D7 CFE

The Post-D8 Cash Flow Estimates differ from the Post-D7 CFE generally as follows:

(i)	as a result of changes to estimates, or

(ii)	as a matter of presentation whereby certain estimates are classified differently from the Post-D7 CFE, but there is no resulting economic effect on the overall recoveries to the applicable legal entity.

To enable comparison to the Post-D8 Cash Flow Estimates, $226 million of Receipts from Non-Controlled Affiliates related to LBSN have been adjusted on a pro forma basis from the comparatives to the Post-D7 CFE amounts presented herein. Such amounts were related to claims into LBHI owned by LBSN that were distributed (in kind) to LBHI in May 2015 (refer to Note 9 in the Notes to the Balance Sheets for further information).

As part of the Company’s planned operational wind-down and legal entity dissolution process, the Company has assigned and will continue to assign claims among Controlled Entities, typically from a subsidiary entity to a parent entity, with no resulting economic effect on overall recoveries. These assignments are reflected in the “Transfers, Reclassifications, Adjustments” column in the tables herein. For claim assignments in which Debtor entities are assigned claims against themselves (i.e., when LBHI is assigned a claim against LBHI), the receivables and payables are netted in the Balance Sheets and similarly offset herein.

Operating Report - Schedule of Cash Receipts and Disbursements

Amounts presented in the Post-D8 Cash Flow Estimates, including actual results in the Prior Period, may differ from the presentation of cash flows in the Company’s Post-Effective Operating Report – Schedule of Cash Receipts and Disbursements (“Cash Operating Report”), primarily as a matter of presentation, whereby certain amounts are classified differently from the presentation herein.

For example, LBHI collects cash on behalf of other Debtors and Debtor-Controlled Entities which do not maintain separate bank accounts. In such cases, the Cash Operating Reports reflect these cash collections at LBHI, whereas the Post-D8 Cash Flow Estimates reflect these cash collections at the entity on whose books the related assets are reported in the Balance Sheets.

Expenses related to incentive fees for the LBHI Board of Directors are recognized in accordance with the schedule of payments provided in the LBHI Director Incentive Compensation Plan (see Docket No. 44924 for further details). The Cash Operating Reports reflect cash deposits into a trust related to incentive fees for the LBHI Board of Directors as restricted cash until payments are made to the directors.

Disclosure Statement

The presentation of the Post-D8 Cash Flow Estimates differs from the presentation of the “Cash Flow Estimates Through 2014” as reported in Exhibit 7 to the Disclosure Statement of the Plan (“DS Exhibit 7”). Refer to the 2012+ Cash Flow Estimates filed July 25, 2012 (the “2012+ CFE”) for further discussion of these presentation differences.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

B. Highlights

Estimated Recoveries

Total estimates of aggregate gross recoveries, before operating disbursements and payments in satisfaction of secured, priority, administrative and unsecured claims of Debtors and liabilities of Debtor-Controlled Entities, increased by $0.5 billion to $96.0 billion in the Post-D8 Cash Flow Estimates as compared to $95.5 billion in the Post-D7 CFE(3). Net of operating disbursements, total estimated net recoveries increased by $0.5 billion to $92.4 billion(3). This increase in the Company’s estimated recoveries was primarily driven by increases in estimated recoveries from Non-Controlled Affiliates in Europe and Asia.

(*)	CFO refers to Cash From Operations

(1)	Refer to the “Responses to Questions Received From Creditors” posted to www.lehman-docket.com on October 30, 2014, for a reconciliation of these figures.

(2)	Estimates included in DS Exhibit 7, adjusted for certain Presentation Adjustments (refer to the 2012+ CFE for further information).

(3)	For ease of comparison, Estimated Future CFO for the Post-D7 CFE has been adjusted to reflect the exclusion of estimated recoveries of $226 million from assigned intercompany claims related to LBSN (refer to Note 9 in the Notes to the Balance Sheets), as these recoveries are excluded from the Post-D8 Cash Flow Estimates.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

C. Summary – Post-D8 Cash Flow Estimates

The Company estimates that Total Post-D8 Cash From Operations will be $7.8 billion, an increase in estimates of $0.5 billion compared to estimates presented in the Post-D7 CFE. This increase is driven by a $462 million increase in estimated recoveries from Non-Controlled Affiliates, primarily in Europe and Asia, as well as increased estimates for certain assets in the Loans and Private Equity / Principal Investments portfolios.

These increases were partially offset by (i) a $50 million reduction in estimates for the Commercial Real Estate portfolio, driven by market-related adjustments to certain land assets, (ii) a $29 million reduction in Other, driven by variation margin paid as part of the Company’s foreign currency hedging program due to the strengthening of British Pound and Euro versus the US Dollar, and (iii) a $32 million increase in Operating Expenses, largely driven by anticipated increases in resources required for the Company’s litigation activities as well as increased estimates for formula-driven Incentive Fees.

Cash activities between the seventh Plan distribution (“D7”) and D8 included (i) the collection of $2.0 billion of recoveries from Non-Controlled Affiliates, driven by recoveries from LBAH, LB Bankhaus, and the monetization of claims against Lehman Brothers Inc., and (ii) the monetization of inventory of $1.3 billion, primarily in the Private Equity/Principal Investments and Commercial Real Estate portfolios, partially offset by (iii) operating expenses of $135 million, including professional fees related to the Company’s claims mitigation and litigation activities.

Of the $2.7 billion of Estimated Net Receipts remaining Post-D8, the Company anticipates that over 75% will be collected by the end of 2016.

	Post-D7	Less:		Transfers,	Post-D8
($ in millions)	Cash Flow	Cash Activity	Recovery Value	Reclassifications,	Cash Flow
	Estimates	4/2/15-10/1/15	Change	Adjustments (a)	Estimates
Net Receipts
Commercial Real Estate	$1,144	$(404)	$(50)	$—	$690
Loans (Corporate & Residential)	181	(47)	49	—	183
Private Equity / Principal Investments	1,985	(632)	38	—	1,392
Derivatives	341	(171)	16	—	186
Other	268	(11)	(29)	18	246

Sub-Total - Net Receipts	$3,918	$(1,264)	$24	$18	$2,696
Recoveries From Non-Controlled Affiliates
Europe	$5,242	$(978)	$254	$(244)	$4,275
Asia	2,143	(692)	204	—	1,654
LBI	295	(299)	4	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$7,680	$(1,969)	$462	$(244)	$5,930
Operating Expenses
Professional Fees	$(390)	$75	$(19)	$—	$(334)
Compensation & Benefits	(252)	30	(6)	—	(228)
Incentive Fees	(168)	11	(6)	—	(163)
Other Administrative Expenses	(113)	20	(1)	—	(94)

Sub-Total - Operating Expenses	$(922)	$135	$(32)	$—	$(819)

Total Cash From Operations (CFO)	$10,676	$(3,098)	$454	$(226)	$7,806

(a)	For ease of comparison, estimated recoveries of $226 million related to LBSN, which had previously been included in the Post-D7 CFE are shown in the table above as an adjustment, as estimated recoveries related to LBSN are excluded from the Post-D8 Cash Flow Estimates. Refer to Note 9 in the Notes to the Balance Sheets for further information on LBSN.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

D. Recoveries from Non-Controlled Affiliates

The Company estimates that Post-D8 Recoveries from Non-Controlled Affiliates will be $5.9 billion, which reflects an increase in estimates of $0.5 billion compared to Total Recoveries from Non-Controlled Affiliates presented in the Post-D7 CFE.

Basis of Presentation

Recoveries from Non-Controlled Affiliates represent estimated recoveries on intercompany claims against affiliates of the Company that were not managed or controlled by a Debtor as of the Effective Date, including all affiliates that are subject to separate proceedings in the U.S. or abroad. (Further information on these intercompany claims against Non-Controlled Affiliates can be found in Note 9 – Due from/to Affiliates in the Notes to the Balance Sheets)

Estimates of recoveries from Non-Controlled Affiliates are based on information obtained from both Non-Controlled Affiliates’ fiduciaries, as well as information obtained by the Company through settlement negotiations, involvement on creditors’ committees and ongoing cooperative exchanges. Actual recoveries from Non-Controlled Affiliates may vary materially from estimates included herein.

In some cases, the Company’s payments of obligations to Non-Controlled Affiliates are part of the resources used by such Non-Controlled Affiliates to pay their own obligations, including obligations payable to the Company. An example of a Non-Controlled Affiliate with substantial claims into the Company is LBT.

For cases in which the Company has offsetting or partially offsetting payables to and receivables from certain Non-Controlled Affiliates, the Company has pursued and will continue to pursue offsetting arrangements with such Non-Controlled Affiliates to accelerate the distribution of cash to third party creditors. For consistency and comparability of reporting, the Post-D8 Cash Flow Estimates reflect the full estimated recoveries from such Non-Controlled Affiliates prior to any offsetting arrangements.

Certain Non-Controlled Affiliates are in various stages of their respective wind-down processes, including final distributions and entity dissolutions.

In May 2015, the Trustees of LBSN completed the LBSN wind-down process, which included the assignment to LBHI of LBSN’s $4.73 billion Class 4A claim against LBHI. Consequently, the estimates herein exclude future recoveries related to this assigned receivable. For ease of comparison, estimated recoveries from European Non-Controlled Affiliates reflect an adjustment of $226 million to exclude estimated recoveries from LBSN that were previously included in the Post-D7 CFE. Refer to Note 9 in the Notes to the Balance Sheets for further information on LBSN.

($ in millions)	Post-D7	Less:		Transfers,	Post-D8
	Cash Flow	Prior Period	Estimate	Reclassifications,	Cash Flow
	Estimates	Activity	Changes	Adjustments	Estimates
Recoveries from Non-Controlled Affiliates
Europe (a)	$5,242	$(978)	$254	$(244)	$4,275
Asia	2,143	(692)	204	—	1,654
LBI	295	(299)	4	—	0

Total - Recoveries from Non-Controlled Affiliates	$7,680	$(1,969)	$462	$(244)	$5,930

(a)	For ease of comparison, estimated recoveries from European Non-Controlled Affiliates reflect an adjustment of $226 million to exclude estimated recoveries from LBSN that were previously included in the Post-D7 CFE.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Recoveries from Non-Controlled Affiliates (continued)

For a breakdown of Non-Controlled Affiliates included within the Europe and Asia categories, including net receivables balances, refer to Note 9 in the Notes to the Balance Sheets.

For information on cash collections for the period between D7 and D8, refer to Note 9 in the Notes to the Balance Sheets and Cash Operating Reports.

LBHI2

The Company’s estimates of recoveries from LBHI2 reflect the inclusion of the Company’s interest in GBP 650 million related to the Joint Venture among LBHI2 and the Funds to facilitate the resolution of LBIE claims (refer to Note 9 in the Notes to the Balance Sheets for additional information).

The Company’s estimates of recoveries from LBHI2 do not reflect contingent receivables in excess of the Joint Venture’s initial capitalization, nor do the estimates reflect potential contingent claims by LBIE against LBHI2. The Company’s ultimate recoveries from the Joint Venture are conditioned upon the resolution of a number of complex legal disputes surrounding distributions from LBIE, including (i) the priority of surplus payments to subordinated debt versus post-petition interest to unsecured creditors, (ii) the existence and calculation of currency conversion claims, (iii) the interpretation of LBIE’s pre-administration contracts, and (iv) various other legal issues. The final outcomes are contingent on a number of factors outside of the Company’s direct control and are thus highly uncertain.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

E. Operating Expenses

The Company estimates that Post-D8 Operating Expenses will be $0.8 billion, which reflects an increase in estimates of $32 million compared to Total Operating Expenses presented in the Post-D7 CFE.

($ in millions)	Post-D7	Less:			Post-D8
	Cash Flow	Prior Period	Estimate	Reclasses /	Cash Flow
	Estimates	Activity	Changes	Transfers	Estimates
Operating Expenses
Professional Fees	$(390)	$75	$(19)	$—	$(334)
Compensation and Benefits	(252)	30	(6)	—	(228)
Incentive Fees	(168)	11	(6)	—	(163)
Other Administrative Expenses	(113)	20	(1)	—	(94)

Total - Operating Expenses	$(922)	$135	$(32)	$—	$(819)

Professional Fees

Professional Fees include fees paid to third party professional services firms, including legal counsel and other consulting and advisory fees supporting litigation activities, claims mitigation activities, bankruptcy and Plan-related activities, audit and financial-related services, and other administrative activities.

Professional Fees increased by $19 million, primarily driven by an anticipated increase in professional resources required for the Company’s claims mitigation and litigation activities, the potential recoveries from which are excluded herein.

Compensation and Benefits

Compensation and Benefits include personnel expenses including compensation, incentives, benefits, severance, and payroll taxes for employees of the Company (annual bonus and severance payments are typically paid in the beginning of the following calendar year, thus a significant portion of compensation and benefits expenses generally lags one year for cash reporting), as well as fees and expenses paid to Alvarez & Marsal North America, LLC (“A&M”) for certain staff resources.

Compensation & Benefits increased $6 million, driven by an anticipated increase in the duration of specialized staff required to manage and execute ongoing and pending litigation activities.

Incentive Fees

Incentive Fees include estimated formula-based incentive fees for the LBHI Board of Directors and third party professional services firms, including A&M and Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”). These Incentive Fees for the LBHI Board of Directors, A&M and HLHZ increased $6 million primarily as a result of formula-based calculations which incorporate revised estimates and timing of recoveries compared to those in the Post-D7 CFE.

Other Administrative Expenses

Other Administrative Expenses include asset management and infrastructure-related expenses, including but not limited to information technology, communications, outsourced asset management service providers, market data and analytics, and administrative expenses, such as insurance premiums, occupancy costs, taxes and filing fees, and employee expense reimbursements.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Operating Expenses (continued)

Wind Down Expenses

The estimates herein assume that costs will continue to be incurred to monetize remaining financial assets, resolve outstanding litigations and disputed claims, and to execute the wind-down of operations. As the inventory of remaining assets is reduced, the Company expects that it will continue to focus on the management and resolution of claims, pursuit of outstanding litigations, and administrative wind-down activities. This continued focus is reflected in these Post-D8 Cash Flow Estimates for Compensation & Benefits and Professional Fees for litigation, claims resolution, and wind-down activities.

The estimates herein reflect the assumption that the preponderance of asset monetization, collections and claim mitigation activities will be completed by the end of 2018. As the Company cannot definitively specify a date for the final termination of activities, these Post-D8 Cash Flow Estimates include an estimate for residual activities that may extend beyond 2018 (final asset dispositions, resolution of remaining disputed claims, pursuit of outstanding litigations, remaining collections from Non-Controlled Affiliates, corporate entity dissolutions, and financial and tax reporting requirements).

Quarterly Financial Report as of October 1, 2015 (Unaudited)

F. Post-D8 Cash Flow Estimates

LBHI

The Company estimates that Total Post-D8 Cash From Operations, including Intercompany Receipts, at LBHI will be $7.6 billion, which reflects an increase in estimates of $0.6 billion compared to estimates presented in the Post-D7 CFE.

	Post-D7	Less:		Transfers,	Post-D8
($ in millions)	Cash Flow	Cash Activity	Recovery Value	Reclassifications,	Cash Flow
	Estimates	4/2/15-10/1/15	Change	Adjustments (a)	Estimates
Net Receipts
Commercial Real Estate	$101	$(54)	$14	$—	$61
Loans (Corporate & Residential)	76	(19)	10	—	67
Private Equity / Principal Investments	6	(3)	(3)	—	1
Derivatives	—	—	—	—	—
Other	252	28	(86)	—	194

Sub-Total - Net Receipts	$435	$(48)	$(65)	$—	$322
Recoveries From Non-Controlled Affiliates
Europe	$3,409	$(880)	$167	$(136)	$2,561
Asia	1,879	(631)	201	51	1,500
LBI	213	(209)	(3)	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$5,500	$(1,720)	$365	$(85)	$4,061
Operating Expenses
Professional Fees	$(266)	$48	$1	$—	$(217)
Compensation & Benefits	(147)	15	(1)	—	(133)
Incentive Fees	(108)	7	(8)	—	(109)
Other Administrative Expenses	(60)	8	2	—	(50)

Sub-Total - Operating Expenses	$(581)	$79	$(6)	$—	$(508)

Total Cash From Operations (CFO)	$5,354	$(1,689)	$295	$(85)	$3,875

Pre-Petition Intercompany Receipts from Controlled Entities	5,394	(1,348)	$109	31	4,186
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(1,611)	(169)	46	(104)	(1,837)
Investments in Affiliates	1,495	(203)	106	(59)	1,340

Total CFO + Intercompany Receipts	$10,632	$(3,408)	$556	$(216)	$7,563

(a)	For ease of comparison, estimated recoveries of $226 million related to LBSN, which had previously been included in the Post-D7 CFE are shown in the table above as an adjustment, as estimated recoveries related to LBSN are excluded from the Post-D8 Cash Flow Estimates. Refer to Note 9 in the Notes to the Balance Sheets for further information on LBSN.

Net Receipts

LBHI collected $48 million in Net Receipts during the period between D7 and D8, including (i) $54 million from the sale of an interest in a land development in California, a Commercial Real Estate asset, and (ii) post-petition interest on certain claims against other Debtors purchased from third parties, partially offset by (iii) a net $49 million of incremental collateral posted related to the Company’s foreign currency hedging program, and (iv) purchases of claims against other Debtors from third parties ((ii), (iii) and (iv) are shown in Other).

Estimates of Net Receipts decreased by $65 million in the Post-D8 Cash Flow Estimates, primarily driven by incremental collateral posted related to the Company’s foreign currency hedging program related to anticipated Recoveries from Non-Controlled Affiliates with underlying British Pound and Euro-based assets.

Operating Disbursements

Operating Disbursements increased by $6 million in the Post-D8 Cash Flow Estimates, primarily due to formula-driven increases in Incentive Fees for the LBHI Board and certain third party professional services firms.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LBHI (continued)

Recoveries from Non-Controlled Affiliates

LBHI collected approximately $1.7 billion related to receivables from Non-Controlled Affiliates in the Prior Period, consisting of:

•	Approximately $0.4 billion from LBAH;

•	Approximately $0.3 billion from Bankhaus;

•	Approximately $0.2 billion from LBF;

•	Approximately $0.2 billion related to the sale of LBI general unsecured claims; and

•	Approximately $0.6 billion from various other Non-Controlled Affiliates.

The Company estimates that after D8 LBHI will collect approximately $4.1 billion from Non-Controlled Affiliates, of which the Company estimates that approximately 70% will be collected from LBAH, Bankhaus, and LBF.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC. The Company estimates that LBHI will receive approximately $4.2 billion, including (i) $0.9 billion and $0.5 billion from LCPI and LBSF, respectively, and (ii) $2.6 billion from Debtor-Controlled Entities, primarily Luxembourg Finance Sarl, LBI Group, LB RE Financing No.1, and LB UK Holding (Delaware) Inc., which collectively represent more than 82% of the aggregate receipts from Debtor-Controlled Entities.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities, as described in the October 1, 2015 Balance Sheets and adjusted for (i) net receipts related to the allocation of estimated taxes payable in accordance with the Debtor Allocation Agreement, and (ii) various other items.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LBHI will receive approximately $1.3 billion, primarily from (i) LOTC of $0.5 billion, (ii) Lehman Brothers UK Holdings (Delaware) Inc. of $0.4 billion, and (iii) Pami Holdings LLC of 0.2 billion.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LCPI

The Company estimates that Total Post-D8 Cash From Operations, including Intercompany Receipts, at LCPI will be $1.2 billion, which reflects an increase in estimates of $67 million compared to estimates presented in the Post-D7 CFE.

	Post-D7	Less:		Transfers,	Post-D8
($ in millions)	Cash Flow	Cash Activity	Recovery Value	Reclassifications,	Cash Flow
	Estimates	4/2/15-10/1/15	Change	Adjustments	Estimates
Net Receipts
Commercial Real Estate	$374	$(129)	$(20)	$—	$225
Loans (Corporate & Residential)	65	(23)	31	—	74
Private Equity / Principal Investments	39	(46)	10	—	3
Derivatives	—	—	—	—	—
Other	4	2	1	—	7

Sub-Total - Net Receipts	$482	$(196)	$23	$—	$309
Recoveries From Non-Controlled Affiliates
Europe	$20	$(0)	$3	$—	$23
Asia	3	(3)	(0)	—	0
LBI	1	(1)	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$25	$(4)	$3	$—	$23
Operating Expenses
Professional Fees	$(13)	$4	$0	$—	$(8)
Compensation & Benefits	(13)	4	(1)	—	(10)
Incentive Fees	(29)	2	(1)	—	(28)
Other Administrative Expenses	(8)	3	(0)	—	(5)

Sub-Total - Operating Expenses	$(62)	$13	$(2)	$—	$(51)

Total Cash From Operations (CFO)	$445	$(187)	$23	$—	$281

Pre-Petition Intercompany Receipts from Controlled Entities	726	(87)	$49	—	688
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(4)	(154)	(22)	—	(180)
Investments in Affiliates	633	(228)	17	—	422

Total CFO + Intercompany Receipts	$1,800	$(656)	$67	$—	$1,211

Net Receipts

LCPI collected $196 million in Net Receipts during the period between D7 and D8, largely driven by the sales of Pacific Point, a West Coast land asset in the Commercial Real Estate portfolio, and the repayment of a loan to Petroleum Realty Corporation in the Private Equity / Principal Investments portfolio.

Estimates of Net Receipts increased by $23 million in the Post-D8 Cash Flow Estimates due primarily to (i) a litigation settlement, and (ii) a realized increase versus prior estimates on the repayment of a loan to Petroleum Realty Corporation, partially offset by decreases in estimated recoveries on certain assets in the Commercial Real Estate portfolio.

Operating Disbursements

Operating Disbursements increased by $2 million in the Post-D8 Cash Flow Estimates.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LCPI (continued)

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on Allowed Claims against LBCC. The Company estimates that LCPI will receive approximately $0.7 billion, primarily from Lehman ALI Inc.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Estimated net Post-Petition intercompany receipts at LCPI primarily includes receipts from LB 1 Group for financial inventory encumbered to LCPI, partially offset by (i) a loan of $200 million from LBFP, (ii) payments to LCPI Properties Inc., and (iii) payments to LBHI related to the allocation of estimated taxes in accordance with the Debtor Allocation Agreement.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed or are expected to exceed its liabilities. The Company estimates that LCPI will receive approximately $0.4 billion, primarily from LCPI Properties Inc. and Property Asset Management Inc.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LBSF

The Company estimates that Total Post-D8 Cash From Operations, including Intercompany Receipts, at LBSF will be $1.1 billion, which reflects an increase in estimates of $18 million compared to estimates presented in the Post-D7 CFE.

	Post-D7	Less:		Transfers,	Post-D8
($ in millions)	Cash Flow	Cash Activity	Recovery Value	Reclassifications,	Cash Flow
	Estimates	4/2/15-10/1/15	Change	Adjustments (a)	Estimates
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	0	(0)	0	—	—
Private Equity / Principal Investments	—	—	—	—	—
Derivatives	294	(156)	17	—	154
Other	7	(39)	40	18	27

Sub-Total - Net Receipts	$301	$(195)	$57	$18	$181
Recoveries From Non-Controlled Affiliates
Europe	$85	$(22)	$0	$(19)	$44
Asia	3	(2)	0	—	1
LBI	0	(0)	0	—	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$88	$(23)	$0	$(19)	$45
Operating Expenses
Professional Fees	$(90)	$14	$(20)	$—	$(96)
Compensation & Benefits	(51)	4	(3)	—	(51)
Incentive Fees	(21)	1	0	—	(19)
Other Administrative Expenses	(27)	4	(0)	—	(23)

Sub-Total - Operating Expenses	$(189)	$23	$(22)	$—	$(188)

Total Cash From Operations (CFO)	$201	$(196)	$35	$(1)	$38

Pre-Petition Intercompany Receipts from Controlled Entities	136	(31)	$17	—	122
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	578	369	(35)	2	914
Investments in Affiliates	1	—	1	—	2

Total CFO + Intercompany Receipts	$916	$142	$18	$1	$1,076

(a)	Transfers, Reclassifications, Adjustments include the reclassification of certain receivables from LBT from Recoveries to Non-Controlled Affiliates to Other Assets.

Net Receipts

LBSF collected $195 million in Net Receipts during the period between D7 and D8, which included collections from settlements with various Derivatives counterparties, predominantly related to various SPV matters.

Estimates of Net Receipts increased by $57 million in the Post-D8 Cash Flow Estimates due primarily to settlements on certain Affirmative Litigations previously excluded, including SPVs, and a net increase in certain other Derivatives positions as a result of the mediation process.

Operating Disbursements

Operating Disbursements increased by $22 million in the Post-D8 Cash Flow Estimates driven by an anticipated increase in the duration and required resources for the management and execution of ongoing claims resolution and litigation activities, in which LBSF is a significant participating party.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

LBSF (continued)

Recoveries from Non-Controlled Affiliates

LBSF collected $23 million during the period between D7 and D8, and the Company estimates that LBSF will collect an additional $45 million after D8, primarily related to LBT.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan), pre-petition intercompany receivables from Debtor-Controlled Entities, and Post-Petition Interest on allowed claims against LBCC and LBFP. The Company estimates that LBSF will receive approximately $0.1 billion, primarily from Debtors and Luxembourg Finance SARL.

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts primarily include a receivable of $859 million related to LBSF’s cash reserves for disputed claims that were invested in secured notes issued by LBHI. Net Post-Petition intercompany receipts also include the net settlement of Post-Petition intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Other Debtors

									Total
($ in millions)								Other	Other
	LOTC	LBCC	LBCS	Lux Resi	LBFP	Merit	LBDP	Debtors	Debtors
POST-D8 CASH FLOW ESTIMATES
Net Receipts
Commercial Real Estate	$—	$—	$—	$—	$—	$—	$—	$—	$—
Loans (Corporate & Residential)	—	—	—	—	—	—	—	—	—
Private Equity / Principal Investments	—	—	—	—	—	—	—	—	—
Derivatives	—	4	0	—	—	27	—	—	31
Other	1	0	0	—	0	—	0	—	2

Sub-Total - Net Receipts	$1	$4	$0	$—	$0	$27	$0	$—	$32

Recoveries From Non-Controlled Affiliates
Europe	$—	$9	$55	$—	$—	$24	$—	$1	$88
Asia	—	48	0	—	0	—	0	0	48
LBI	—	—	0	—	—	—	—	0	0

Sub-Total - Recoveries From Non-Controlled Affiliates	$—	$57	$55	$—	$0	$24	$0	$1	$136

Operating Expenses
Professional Fees	$(1)	$(3)	$(3)	$—	$(0)	$(0)	$(0)	$(1)	$(8)
Compensation & Benefits	(2)	(2)	(2)	—	(1)	(0)	(1)	(3)	(12)
Incentive Fees	(1)	(2)	(4)	—	(0)	(0)	(0)	(0)	(8)
Other Administrative Expenses	(1)	(1)	(1)	—	(1)	(0)	(1)	(2)	(7)

Sub-Total - Operating Expenses	$(5)	$(8)	$(10)	$—	$(3)	$(1)	$(3)	$(7)	$(35)

Total Cash From Operations (CFO)	$(3)	$54	$45	$—	$(3)	$49	$(3)	$(6)	$133

Pre-Petition Intercompany Receipts from Controlled Entities	$0	$1	$12	$0	$(0)	$1	$0	101	114
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	533	223	7	(0)	214	(4)	(1)	(12)	959
Investments in Affiliates	—	—	—	—	—	—	—	0	0

Total Post-D8 CFO + Intercompany Receipts	$529	$277	$63	$(0)	$211	$47	$(4)	$82	$1,206

Cash Activities, 4/2/15-10/1/15	$108	$(5)	$43	$—	$(117)	$6	$122	$54	$212
Transfers, Reclassifications, Adjustments	—	0	—	—	—	—	—	—	0

Total Post-D8, including Prior Period Activity	$637	$272	$106	$(0)	$94	$53	$118	$136	$1,418

Total Post-D7 CFE	641	271	99	(0)	93	57	122	136	1,420

Variance, Post-D8 (including Prior Period) vs. Post-D7	(4)	2	7	(0)	1	(4)	(3)	0	(1)

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition Intercompany Receipts from/Payables to Controlled Entities primarily include the following outstanding loans:

•	$540 million and $220 million from LOTC and LBCC, respectively, to LBHI

•	$200 million and $10 million from LBFP to LCPI and LBSF, respectively

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Debtor-Controlled Entities

	Post-D7	Less:		Transfers,	Post-D8
($ in millions)	Cash Flow	Cash Activity	Recovery Value	Reclassifications,	Cash Flow
	Estimates	4/2/15-10/1/15	Change	Adjustments (a)	Estimates
Net Receipts
Commercial Real Estate	$669	$(221)	$(44)	$—	$404
Loans (Corporate & Residential)	39	(4)	7	—	43
Private Equity / Principal Investments	1,940	(583)	31	—	1,388
Derivatives	1	(8)	8	—	1
Other	2	0	14	—	16

Sub-Total - Net Receipts	$2,652	$(816)	$15	$—	$1,851
Recoveries From Non-Controlled Affiliates
Europe	$1,627	$(54)	$76	$(89)	$1,560
Asia	193	(34)	(4)	(51)	104
LBI	64	(71)	6	—	(0)

Sub-Total - Recoveries From Non-Controlled Affiliates	$1,884	$(159)	$78	$(140)	$1,664
Operating Expenses
Professional Fees	$(9)	$5	$(1)	$—	$(6)
Compensation & Benefits	(31)	4	5	—	(22)
Incentive Fees	—	—	—	—	—
Other Administrative Expenses	(13)	2	1	—	(10)

Sub-Total - Operating Expenses	$(53)	$11	$5	$—	$(37)

Total Cash From Operations (CFO)	$4,483	$(963)	$98	$(140)	$3,478

Pre-Petition Intercompany Receipts from Controlled Entities	668	(267)	$48	(15)	434
Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities	(56)	81	18	102	144
Investments in Affiliates	445	—	22	—	466

Total CFO + Intercompany Receipts	$5,540	$(1,150)	$185	$(53)	$4,522

(a)	Transfers, Reclassifications, Adjustments include numerous assignments of Non-Controlled Affiliate claims from Debtor-Controlled Entities to Debtors, in accordance with the Company’s planned operational wind down and entity simplification activities.

Net Receipts

Debtor-Controlled Entities collected $0.8 billion in Net Receipts during the period between D7 and D8, driven largely by asset monetization activities in the Private Equity/Principal Investments portfolio, including the sale of the Company’s ownership position in D.E. Shaw, and the Commercial Real Estate portfolio.

Estimated Net Receipts increased by $15 million, with decreased estimates in the Commercial Real Estate portfolio driven by market-related adjustments to certain land assets, offset by increased estimates in the Private Equity/Principal Investments portfolio.

Operating Disbursements

Operating Disbursements decreased by $5 million in the Post-D8 Cash Flow Estimates.

Recoveries from Non-Controlled Affiliates

Debtor-Controlled Entities collected approximately $0.2 billion from Non-Controlled Affiliates during the period between D7 and D8.

The Company estimates that Debtor-Controlled Entities will collect after D8 approximately $1.7 billion, of which over 90% is estimated to be collected from various Non-Controlled Affiliates in the UK.

Pre-Petition Intercompany Receipts from Controlled Entities

Pre-Petition intercompany receipts include recoveries from distributions on Allowed Claims against Debtors (per the Plan). The Company estimates that Debtor-Controlled Entities will receive approximately $0.4 billion, primarily driven by LB RE Financing No.2 Limited and Lehman Ali‘s allowed affiliate claims against LBHI.

Quarterly Financial Report as of October 1, 2015 (Unaudited)

Debtor-Controlled Entities (continued)

Net Post-Petition Intercompany Receipts from / (Payables to) Controlled Entities

Net Post-Petition intercompany receipts include the net settlement of Post-Petition intercompany receivables and payables between Debtors and Debtor-Controlled Entities adjusted for net receipts related to the allocation of taxes in accordance with the Debtor Allocation Agreement and other items.

The Company estimates that Debtor-Controlled Entities will make net payments to Debtors of approximately $160 million during the Estimate Period, primarily to LCPI and will collect receipts of $305 million during the Estimate period, primarily from LBHI.

Investments in Affiliates

Investments in Affiliates include recoveries from wholly-owned subsidiaries in cases in which the subsidiary’s net recoverable assets exceed its liabilities.

The Company estimates that Debtor-Controlled Entities will recover approximately $0.5 billion through Investments in Affiliates, primarily driven by LBDP and LBFP.

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